EXHIBIT 10.4

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

GXS HOLDINGS, INC.,

INOVIS INTERNATIONAL, INC.,

GRIRIS HOLDING COMPANY, INC.

IRIS MERGER SUB, INC.

GREYHOUND MERGER SUB, INC.

And with respect to Articles II, IX and X only,

CCG INVESTMENT FUND, L.P.

and

CERBERUS INSTITUTIONAL PARTNERS, L.P.,

AS IRIS STOCKHOLDER REPRESENTATIVE

Dated as of December 7, 2009

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A-1	-	Iris Written Consent

Exhibit A-2	-	Greyhound Written Consent

Exhibit B-1	-	Iris Form of Support Agreements

Exhibit B-2	-	Greyhound Form of Support Agreements

Exhibit C	-	Form of Escrow Agreement

Exhibit D	-	Form of Stockholders Agreement

Exhibit E	-	Form of Certificate of Designation

SCHEDULES

Schedule I	-	Iris Principal Stockholders

Schedule II	-	Greyhound Principal Stockholders

AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2009 (this “Agreement”), among GXS Holdings, Inc., a Delaware corporation (“Greyhound” or “GXS”), Inovis International, Inc., a Delaware corporation (“Iris” or “Inovis”), Grirus Holding Company, Inc., a Delaware corporation (“Parent”), Greyhound Merger Sub, Inc., a Delaware corporation (“Greyhound Merger Sub”), Iris Merger Sub, Inc., a Delaware corporation (“Iris Merger Sub”), and CCG Investment Fund, L.P., a Delaware limited partnership, and Cerberus Institutional Partners, L.P., a Delaware limited partnership, as the Iris stockholder representative (the “Iris Stockholder Representative”).

WHEREAS, Parent is a wholly-owned subsidiary of Iris, and each of Greyhound Merger Sub and Iris Merger Sub is a wholly-owned subsidiary of Parent;

WHEREAS, the Boards of Directors of Greyhound, Iris, Parent, Iris Merger Sub and Greyhound Merger Sub (each, a “Party” and collectively, the “Parties”) have approved, and deem it advisable and in the best interests of their respective companies and stockholders, to consummate the business combination and other transactions contemplated hereby (collectively, the “Transactions”) provided for herein, pursuant to which Greyhound and Iris will each become a wholly-owned direct subsidiary of Parent through simultaneous mergers of (i) Greyhound Merger Sub with and into Greyhound (the “Greyhound Merger”) and (ii) Iris Merger Sub with and into Iris (the “Iris Merger” and together with the Greyhound Merger, the “Mergers”), each in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, upon completion of the Mergers: (i) an aggregate of 71.7% (“Greyhound Common Percentage”) of the sum of (A) the outstanding common stock of Parent, par value $0.001 (“Parent Common Stock” and, together with the Parent Preferred Stock, the “Parent Capital Stock”) and (B) the Parent Common Stock issuable upon outstanding options, warrants and other rights exercisable therefor (excluding the Greyhound Substitute SAR), and 71.7% (“Greyhound Preferred Percentage”) of the sum of (x) the outstanding Parent Preferred Stock (as hereinafter defined) and (y) the Parent Preferred Stock issuable upon outstanding options, warrants and other rights exercisable therefor (excluding the Greyhound Substitute SAR) will be owned collectively by the holders of Greyhound Capital Stock (as hereinafter defined) immediately prior to the Effective Time (as hereinafter defined) and the holders of Greyhound Stock Options (as hereinafter defined) immediately prior to the Effective Time; and (ii) an aggregate of 28.3% (“Iris Common Percentage”) of the sum of (A) the outstanding Parent Common Stock and (B) the Parent Common Stock issuable upon outstanding options, warrants and other rights exercisable therefor (excluding the Greyhound Substitute SAR), and 28.3% (“Iris Preferred Percentage”) of the sum of (x) the outstanding Parent Preferred Stock (as hereinafter defined) and (y) the Parent Preferred Stock issuable upon outstanding options, warrants and other rights exercisable therefor (excluding the Greyhound Substitute SAR) will be owned collectively by the holders of Iris Capital Stock outstanding immediately prior to the Initial Effective Time (as hereinafter defined) and the Reinvestment Holders (as hereinafter defined);

WHEREAS, the Board of Directors of Greyhound (the “Greyhound Board”) has (i) determined that it is in the best interests of Greyhound and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Greyhound of this Agreement and the consummation of the Transactions, including the Greyhound Merger, and (iii) resolved to recommend to Greyhound’s stockholders that they approve and adopt this Agreement;

WHEREAS, the Board of Directors of Iris (the “Iris Board”) has (i) determined that it is in the best interests of Iris and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Iris of this Agreement and the consummation of the Transactions, including the Iris Merger; and (iii) resolved to recommend to Iris’ stockholders that they approve and adopt this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Mergers, and (iii) authorized the proper officers of Parent to vote the shares of Greyhound Merger Sub and Iris Merger Sub held by Parent to approve and adopt this Agreement;

WHEREAS, the Board of Directors of Greyhound Merger Sub has (i) determined that it is in the best interests of Greyhound Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Greyhound Merger Sub of this Agreement and the consummation of the Transactions, including the Greyhound Merger, and (iii) resolved to recommend to its sole stockholder that it approve the Greyhound Merger and approve and adopt this Agreement;

WHEREAS, the Board of Directors of Iris Merger Sub has (i) determined that it is in the best interests of Iris Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Iris Merger Sub of this Agreement and the consummation of the Transactions, including the Iris Merger, and (iii) resolved to recommend to its sole stockholder that it approve the Iris Merger and approve and adopt this Agreement;

WHEREAS, immediately following the execution of this Agreement, (i) as a condition and inducement to Greyhound’s willingness to enter into this Agreement, Iris shall obtain the irrevocable approval of this Agreement and the consummation of the Transactions, including the Mergers and the Transactions, pursuant to an Action by Written Consent, in the form attached as Exhibit A-1 (the “Iris Written Consent”), signed by each of the principal stockholders of Iris listed on Schedule I (the “Iris Principal Stockholders”) and by each officer or director of Iris that is a record owner of Iris Capital Stock, (ii) as a condition and inducement to Iris’ willingness to enter into this Agreement, Greyhound shall obtain the irrevocable approval of this Agreement and the consummation of the Transactions, including the Mergers, pursuant to an Action by Written Consent, in the form attached as Exhibit A-2 (the “Greyhound Written Consent”), signed by each of the principal stockholders of Iris listed on Schedule II (the “Greyhound Principal Stockholders”) and by each officer or director of Greyhound that is a record owner of Greyhound Capital Stock, and (iii) Parent, in its capacity as sole stockholder of

Greyhound Merger Sub and Iris Merger Sub shall approve this Agreement and the consummation of the Transactions, including the Mergers;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to Greyhound’s willingness to enter into this Agreement, each of the Iris Principal Stockholders and the officers and directors of Iris who hold outstanding shares of Iris Capital Stock are entering into an agreement  (the “Iris Support Agreements”), in substantially the form attached as Exhibit B-1 hereto, and (ii) as a condition and inducement to Iris’ willingness to enter into this Agreement, the Greyhound Principal Stockholders and the officers and directors of Greyhound who hold outstanding shares of Greyhound Capital Stock are entering into an agreement (the “Greyhound Support Agreements” and, together with the Iris Support Agreements, the “Support Agreements”), in substantially the form attached as Exhibit B-2 hereto; and

WHEREAS, for United States federal income tax purposes, the exchange of Greyhound Shares and Iris Shares for Parent Shares and other consideration pursuant to the Mergers, taken together (collectively, the “Exchanges”), is intended to qualify as exchanges under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Greyhound, Iris, Parent, Greyhound Merger Sub and Iris Merger Sub hereby agree as follows:

ARTICLE I

THE MERGERS

SECTION 1.01.   The Iris Merger.  a)  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Initial Effective Time, Iris Merger Sub shall be merged with and into Iris.  As a result of the Iris Merger, the separate corporate existence of Iris Merger Sub shall cease and Iris shall continue as the surviving corporation of the Iris Merger (the “Iris Surviving Corporation”).

(b)           As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing (and in any event no later than ten (10) Business Days following such satisfaction or waiver, unless the Parties otherwise agree), the Parties shall cause the Iris Merger to be consummated by filing a certificate of merger (the “Iris Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Iris Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Iris Certificate of Merger) being the “Initial Effective Time”).

(c)           At the Initial Effective Time, the effect of the Iris Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Initial Effective Time, all the property, rights, privileges, powers and franchises of Iris and Iris Merger Sub shall vest in the Iris Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Iris and Iris Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Iris Surviving Corporation.

SECTION 1.02.   The Greyhound Merger.  (a)  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Greyhound Merger Sub shall be merged with and into Greyhound.  As a result of the Greyhound Merger, the separate corporate existence of Greyhound Merger Sub shall cease and Greyhound shall continue as the surviving corporation of the Greyhound Merger (the “Greyhound Surviving Corporation” and, together with the Iris Surviving Corporation, the “Surviving Corporations”).

(b)           Immediately after the filing of the Iris Certificate of Merger, the Parties shall cause the Greyhound Merger to be consummated by filing a certificate of merger (the “Greyhound Certificate of Merger” and, together with the Iris Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Greyhound Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Greyhound Certificate of Merger) being the “Effective Time”).

(c)           At the Effective Time, the effect of the Greyhound Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Greyhound and Greyhound Merger Sub shall vest in the Greyhound Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Greyhound and Greyhound Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Greyhound Surviving Corporation.

SECTION 1.03.   Closing.  Immediately prior to such filing of the Certificates of Merger, a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 525 Market Street, San Francisco, California 94105, or such other place as the Parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.04.   Certificates of Incorporation; By-laws.  (a)  At the Effective Time, the Certificate of Incorporation of the Greyhound Surviving Corporation shall be amended as a result of the Greyhound Merger to be identical to the Certificate of Incorporation of Greyhound Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Greyhound Surviving Corporation shall be amended to read as follows:  “The name of the corporation is GXS Holdings, Inc.”.

(b)           At the Initial Effective Time, the Certificate of Incorporation of the Iris Surviving Corporation shall be amended as a result of the Iris Merger to be identical to the

Certificate of Incorporation of Iris Merger Sub, as in effect immediately prior to the Initial Effective Time, until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Initial Effective Time, Article I of the Certificate of Incorporation of the Iris Surviving Corporation shall be amended to read as follows:  “The name of the corporation is Inovis International, Inc.”.

(c)           (i) At the Effective Time, the By-laws of the Greyhound Surviving Corporation shall be amended as a result of the Greyhound Merger to be identical to the By-laws of Greyhound Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, the Certificate of Incorporation of the Greyhound Surviving Corporation and such By-laws, and at the Initial Effective Time, the By-laws of the Iris Surviving Corporation shall be amended as a result of the Iris Merger to be identical to the By-laws of Iris Merger Sub, as in effect immediately prior to the Effective Time,  until thereafter amended as provided by law, the Certificate of Incorporation of the Iris Surviving Corporation and such By-laws.

SECTION 1.05.   Directors and Officers of the Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the Designated Directors (as hereinafter defined) shall be the directors and (b) the Designated Officers (as hereinafter defined) shall be the officers of the Greyhound Surviving Corporation.  From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the Designated Directors shall be the directors and (b) Designated Officers shall be the officers of the Iris Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.   Greyhound and Greyhound Merger Sub.  At the Effective Time, by virtue of the Greyhound Merger and without any action on the part of Greyhound, Greyhound Merger Sub, Parent or the holders of any of the following securities:

(a)           each share of Greyhound Common Stock (all issued and outstanding shares of Greyhound Common Stock being hereinafter collectively referred to as the “Greyhound Common Shares”) issued and outstanding immediately prior to the Effective Time (other than any Greyhound Common Shares to be canceled pursuant to Section 2.01(d) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically, subject to Section 2.03, Section 2.07 and Section 2.08, into the right to receive 0.056 shares of Parent Common Stock (or such other number of shares of Parent Common Stock selected by Greyhound so long as notice thereof is provided by Greyhound to Iris at least eight (8) Business Days prior to the Effective Date, the “Greyhound Common Merger Consideration”), payable upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Greyhound Common Share;

(b)           each share of Greyhound Series A Preferred Stock (all issued and outstanding shares of Greyhound Series A Preferred Stock being hereinafter collectively referred to as the “Greyhound Series A Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than any Greyhound Series A Preferred Shares to be canceled pursuant to Section 2.01(d) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.03, Section 2.07 and Section 2.08, into the right to receive 0.328 shares of Parent Preferred Stock and 15.894 shares of Parent Common Stock (or such other number of shares of Parent Common Stock and/or Parent Preferred Stock selected by Greyhound so long as notice thereof is provided by Greyhound to Iris at least eight (8) Business Days prior to the Effective Date, the “Greyhound Series A Preferred Merger Consideration”), payable upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Greyhound Series A Preferred Share;

(c)           each share of Greyhound Series B Preferred Stock (all issued and outstanding shares of Greyhound Series B Preferred Stock being hereinafter collectively referred to as the “Greyhound Series B Preferred Shares” and, together with the Greyhound Common Shares and Greyhound Series A Preferred Shares, “Greyhound Shares”) issued and outstanding immediately prior to the Effective Time (other than any Greyhound Series B Preferred Shares to be canceled pursuant to Section 2.01(d) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.03, Section 2.07 and Section 2.08, into the right to receive 0.227 shares of Parent Preferred Stock and 11.015 shares of Parent Common Stock (or such other number of shares of Parent Common Stock and/or Parent Preferred Stock selected by Greyhound so long as notice thereof is provided by Greyhound to Iris at least eight (8) Business Days prior to the Effective Date, the “Greyhound Series B Preferred Merger Consideration” and, together with the Greyhound Common Consideration and Greyhound Series A Preferred Consideration, the “Greyhound Merger Consideration”), payable upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Greyhound Series B Preferred Share;

(d)           each Greyhound Share held in the treasury of Greyhound and each Greyhound Share owned by Greyhound or Greyhound Merger Sub, or any direct or indirect wholly owned subsidiary of Greyhound immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(e)           each share of common stock, par value $0.001 per share, of Greyhound Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Greyhound Surviving Corporation.

SECTION 2.02.   Iris and Iris Merger Sub.  At the Initial Effective Time, by virtue of the Iris Merger and without any action on the part of Iris, Iris Merger Sub, Parent or the holders of any of the following securities:

(a)           each share of Iris Class A Stock (all issued and outstanding shares of Iris Class A Stock being hereinafter collectively referred to as the “Iris Class A Shares”) issued and outstanding immediately prior to the Initial Effective Time (other than any Iris Class A Shares to be canceled pursuant to Section 2.02(e) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.03, Section 2.07 and Section 2.08, into the right to receive the Iris Class A Merger Consideration, payable upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Iris Class A Share;

(b)           each share of Iris Class B Stock (all issued and outstanding shares of Iris Class B Stock being hereinafter collectively referred to as the “Iris Class B Shares”) issued and outstanding immediately prior to the Initial Effective Time (other than any Iris Class B Shares to be canceled pursuant to Section 2.02(e) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.03, Section 2.07 and Section 2.08, into the right to receive the Iris Class B Merger Consideration, payable upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Iris Class B Share;

(c)           each share of Iris Class C Stock (all issued and outstanding shares of Iris Class C Stock being hereinafter collectively referred to as the “Iris Class C Shares”) issued and outstanding immediately prior to the Initial Effective Time (other than any Iris Class C Shares to be canceled pursuant to Section 2.02(e) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.03, Section 2.07 and Section 2.08, into the right to receive the Iris Class C Merger Consideration, payable upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Iris Class C Share;

(d)           each share of Iris Class L Stock (all issued and outstanding shares of Iris Class L Stock being hereinafter collectively referred to as the “Iris Class L Shares” and, together with Iris Class A Shares, Iris Class B Shares and Iris Class C Shares, the “Iris Shares”) issued and outstanding immediately prior to the Initial Effective Time (other than any Iris Class L Shares to be canceled pursuant to Section 2.02(e) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.03, Section 2.07 and Section 2.08, into the right to receive the Iris Class L Merger Consideration, payable upon surrender, in the manner provided in Section 2.03, of the certificate that formerly evidenced such Iris Class L Share;

(e)           each Iris Share held in the treasury of Iris and each Iris Share owned by Iris or Iris Merger Sub, or any direct or indirect wholly owned subsidiary of Iris immediately prior to the Initial Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(f)           each share of common stock, par value $0.001 per share, of Iris Merger Sub issued and outstanding immediately prior to the Initial Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Iris Surviving Corporation.

SECTION 2.03.   Exchange of Certificates.  (a)  Exchange Agent.  As promptly as practicable after the Effective Time, Parent shall deposit, or shall cause to be deposited, with U.S. Bank National Association or such other bank or trust company that may be designated by Greyhound and is reasonably satisfactory to Iris (the “Exchange Agent”), for the benefit of the holders of Greyhound Shares and Iris Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock and Parent Preferred Stock issuable pursuant to Section 2.01 as of the Effective Time, and cash, from time to time as required to make payments of the Aggregate Iris Cash Consideration (such cash and certificates for shares of Parent Common Stock and Parent Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall deliver the shares of Parent Common Stock and Parent Preferred Stock contemplated to be issued pursuant to Section 2.01 and Section 2.02, and pay the Aggregate Iris Cash Merger Consideration, out of the Exchange Fund.

(b)           Exchange Procedures.  As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Greyhound Shares immediately prior to the Effective Time (each, a “Greyhound Stockholder”), and as promptly as practicable after the Initial Effective Time, Parent shall cause the Exchange Agent to mail to each person who as, at the Initial Effective Time, a holder of record of Iris Shares (each an “Iris Stockholder”):  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Greyhound Shares and Iris Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (w) a certificate or certificate(s) representing that number of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, which such holder has the right to receive in respect of the Greyhound Shares or Iris Shares formerly represented by such Certificate, (y) in the case of Iris Shares, such portion of the Aggregate Iris Cash Merger Consideration such holder has a right to receive in respect of the Iris Shares formerly represented by such Certificate, and (z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c) (each after taking into account all such Greyhound Shares or Iris Shares then held by such holder), and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Greyhound Shares or Iris Shares that is not registered in the transfer records of Greyhound or Iris, respectively, the Greyhound Merger Consideration or Iris Merger Consideration that the Greyhound Stockholder or Iris Stockholder, as applicable, is entitled to pursuant to Section 2.01 or Section 2.02, respectively, may be issued to a transferee if the Certificate representing such Greyhound Shares or Iris Shares, as applicable, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Greyhound Merger Consideration or Iris Merger Consideration that the holder of such Greyhound Shares or Iris

Shares is entitled to pursuant to Section 2.01 or Section 2.02, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c).

(c)           Distributions with Respect to Unexchanged Shares of Parent Common Stock and Parent Preferred Stock.  No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock and Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock and Parent Preferred Stock represented thereby until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Parent Common Stock and Parent Preferred Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to shares of Parent Common Stock and Parent Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock and Parent Preferred Stock.

(d)           No Further Rights in Greyhound Capital Stock and Iris Capital Stock.  All shares of Parent Common Stock and Parent Preferred Stock, as applicable, issued upon surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Greyhound Shares or Iris Shares formerly represented by such Certificate.

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Greyhound Capital Stock and Iris Capital Stock at the end of six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Greyhound Capital Stock and Iris Capital Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for merger consideration and any dividends or other distributions with respect to the Parent Common Stock and Parent Preferred Stock to which they are entitled pursuant to this Article II.  Any portion of the Exchange Fund remaining unclaimed by holders of Greyhound Shares and Iris Shares as of a date which is immediately prior to such time as such portion would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(f)           No Liability.  None of the Exchange Agent, Parent or the Surviving Corporations shall be liable to any holder of Greyhound Shares or Iris Shares for any such Greyhound Shares and Iris Shares, merger consideration (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)           Withholding Rights.  Each of the Surviving Corporations and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Greyhound Shares and Iris Shares or holder of a Greyhound Stock Option, Iris Stock Option or Greyhound SAR such amounts as it is required to deduct and withhold with respect to such consideration under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporations or Parent, as the case may be, and paid to the applicable tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Greyhound Shares or Iris Shares in respect of which such deduction and withholding was made by the Surviving Corporations or Parent, as the case may be.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct and in form and substance satisfactory to Parent and Exchange Agent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate merger consideration to which such person is entitled and any dividends or other distributions to which such person is entitled pursuant to this Article II.

SECTION 2.04.   Stock Transfer Books.  (a)  At the Effective Time, the stock transfer books of Greyhound shall be closed and there shall be no further registration of transfers of Greyhound Shares thereafter on the records of Greyhound.  From and after the Effective Time, the holders of Certificates representing Greyhound Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Greyhound Shares except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates representing shares of Greyhound Capital Stock presented to the Exchange Agent or Parent for any reason shall be converted into Greyhound Merger Consideration and any dividends or other distributions to which the holder thereof is entitled pursuant to this Article II.

(b)           At the Initial Effective Time, the stock transfer books of Iris shall be closed and there shall be no further registration of transfers of Iris Shares thereafter on the records of Iris.  From and after the Initial Effective Time, the holders of Certificates representing Iris Shares outstanding immediately prior to the Initial Effective Time shall cease to have any rights with respect to such Iris Shares except as otherwise provided in this Agreement or by Law.  On or after the Initial Effective Time, any Certificates representing shares of Iris Capital Stock presented to the Exchange Agent or Parent for any reason shall be converted into the Iris Merger Consideration and any dividends or other distributions to which the holder thereof is entitled pursuant to this Article II.

SECTION 2.05.   Stock Options.

(a)           Greyhound Stock Options.  At the Effective Time, all options (the “Greyhound Stock Options”) outstanding, whether or not exercisable and whether or not vested, under the Greyhound Stock Incentive Plan (the “Greyhound Stock Option Plan”), shall, by virtue of the Greyhound Merger and this Agreement, and without any further action on the part of Greyhound, Parent or the holder thereof, be assumed by Parent by virtue of this Agreement and without any further action on the part of Parent, and all references to Greyhound in the Greyhound Stock Option Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent.  Each Greyhound Stock Option assumed by Parent (each, a “Greyhound Substitute Option”) shall be exercisable upon the same terms and conditions as under the applicable Greyhound Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Greyhound Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Greyhound Common Stock subject to such Greyhound Stock Option multiplied by the Greyhound Option Exchange Ratio; and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Greyhound Common Stock subject to such Greyhound Stock Option in effect immediately prior to the Effective Time divided by the Greyhound Option Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).

(b)           Iris Stock Options.  All options (the “Iris Stock Options”) outstanding, whether or not exercisable and whether or not vested, at the Initial Effective Time under the 2003 Stock Purchase and Option Plan and the 2004 Stock Purchase and Option Plan of Iris (collectively, the “Iris Stock Option Plans”), shall, if not exercised immediately prior to the Initial Effective Time, expire and be cancelled in their entirety as of the Initial Effective Time in accordance with the terms of the Iris Stock Option Plans.  Iris may offer the holders of exercisable and vested Iris Stock Options the opportunity to receive a cash payment in exchange therefor (such amount in the aggregate, the “Iris Option Payment Amount”).  In addition, certain recipients of the Iris Option Payment Amount (the “Reinvestment Holders”) may be afforded the opportunity to acquire for cash shares of Parent Capital Stock in amounts to be determined prior to the Initial Effective Time.  The amount paid to Parent in respect thereof is referred to herein as the “Reinvestment Proceeds” and the shares of Parent Capital Stock issued in respect thereof are referred to herein as the “Reinvestment Shares.”

(c)           Greyhound Stock Appreciation Right.  At the Effective Time, that certain stock appreciation right set forth on Section 4.03(a) of the Greyhound Disclosure Schedule (the “Greyhound SAR”), to the extent then outstanding, shall be assumed by Parent by virtue of the Greyhound Merger and this Agreement and without any further action on the part of Parent, Greyhound or the holder thereof; and all references to Greyhound in the agreement evidencing the Greyhound SAR (the “Greyhound SAR Agreement”) shall be deemed to refer to Parent.  The Greyhound SAR so assumed by Parent (the “Greyhound Substitute SAR”) shall be exercisable upon the same terms and conditions as under the Greyhound SAR Agreement, except that (A) each such Greyhound Substitute SAR shall be exercisable for, and represent the right to receive the appreciation in that whole number of shares of Parent Common Stock and Parent Preferred Stock (in each case, rounded down to the nearest whole share) equal to the number of shares of Greyhound Common Stock and Greyhound Class B Preferred Stock multiplied by the Greyhound SAR Common Exchange Ratio and the Greyhound SAR Preferred Exchange Ratio, as applicable; and (B) the base price of the Greyhound Substitute SAR shall be an amount equal to the base price per share of Greyhound Common Stock and Greyhound Class B Preferred Stock subject to such Greyhound SAR in effect immediately prior to the Effective Time divided by the Greyhound SAR Common Exchange Ratio and the Greyhound SAR Preferred Exchange Ratio, as applicable (the base price per share, as so determined, being rounded upward to the nearest full cent).

(d)           As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Greyhound Substitute Option and the Greyhound Substitute SAR an appropriate notice setting forth such holder’s rights pursuant thereto and such

Greyhound Substitute Option and the Greyhound Substitute SAR shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.05 after giving effect to the Mergers).  Parent shall comply with the terms of all such Greyhound Substitute Options and the Greyhound Substitute SAR and ensure, to the extent required by, and subject to the provisions of the Greyhound Stock Option Plan that the assumption of the Greyhound Substitute Options and the Greyhound Substitute SAR pursuant to this Section 2.05 is effected in a manner consistent with the requirements of Section 409A, 424 and, to the extent applicable, 422 of the Code.  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Greyhound Substitute Options and Greyhound Substitute SAR pursuant to the terms set forth in this Section 2.05.

SECTION 2.06.   Merger Consideration Adjustments.  (a)  Estimated Statements.  The Parties contemplate that Iris will have Working Capital on the Closing Date (the “Iris Closing Working Capital”), as calculated in accordance with this Agreement and in accordance with and as set forth on the Form Working Capital Statement attached hereto as Schedule 2.06(a) (the “Iris Form Working Capital Statement”), of negative Fourteen Million Seven Hundred Fifty Thousand Dollars (($14,750,000)) (the “Iris Working Capital Target”).  The Parties contemplate that Iris will have Net Debt on the Closing Date (the “Closing Net Debt Balance”) of $144,800,000 (the “Net Debt Target”).  At least two (2) Business Days prior to the Closing, Iris shall deliver to Greyhound a written statement (the “Estimated Statement”) setting forth (a) Iris’s good faith estimate of the amount of the Closing Working Capital (the “Estimated Working Capital”) and (b) Iris’s good faith estimate of the amount of the Closing Net Debt Balance (the “Estimated Net Debt Balance”), together with such schedules and data with respect to the determination thereof as may be reasonably necessary to support such Estimated Statement.  The Estimated Statement shall be signed by the Chief Financial Officer of Iris.  Following delivery of the Estimated Statement, Iris shall provide Greyhound and its Representatives with reasonable access to the employees, agreements and books and records of Iris to verify the accuracy of such amounts, all to the extent deemed reasonably necessary by Greyhound and in a manner not unreasonably disruptive to Iris’s business.  In the event that Greyhound does not agree with Iris’s calculations of Estimated Working Capital or Estimated Net Debt Balance, Iris and Greyhound shall negotiate in good faith to mutually agree on acceptable estimates, and Iris shall consider in good faith any proposed comments or changes that Greyhound may reasonably suggest; provided, however, that Iris’s failure to include any changes proposed by Greyhound, or the acceptance by Greyhound of the Estimated Statement, shall not limit or otherwise affect Greyhound’s remedies under this Agreement, including Greyhound’s right to include such changes or other changes in the Closing Statement, or constitute an acknowledgment by Greyhound of the accuracy of the Estimated Statement.  The Aggregate Iris Cash Merger Consideration shall be (i) decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is less than the Iris Working Capital Target (but only if the amount of such shortfall is greater than One Million Dollars ($1,000,000), (ii) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is greater than Iris Working Capital Target (but only if the amount of such excess is greater than One Million Dollars ($1,000,000), (iii) decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Net Debt Balance is greater than the Net Debt Target, and/or (iv) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Net Debt Balance is less than the Net Debt Target.  Schedule 2.06(a) to this Agreement contains hypothetical examples of the calculations of the Closing Working Capital and Closing Net Debt Balance.

(b)           Closing Statement.  Parent shall cause to be prepared and, as soon as practical, but in no event later than forty five (45) days after the Closing Date, shall cause to be delivered to the Stockholder Representative, a calculation of the Iris Closing Working Capital and the Closing Net Debt Balance (the “Closing Statement”) together with such schedules and data with respect to the determination thereof as may be appropriate to support such Closing Statement.  Following delivery of the Closing Statement, Parent shall provide the Stockholder Representative and its representatives with reasonable access to the records and personnel of Iris, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Stockholder Representative and in a manner not unreasonably disruptive to Parent’s business.  For purposes of this Agreement, Working Capital shall be calculated in accordance with this Agreement (including Schedule 2.06(a) to this Agreement and Section 2.06(e)) and with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the 2008 audited financial statements constituting part of the Iris Financial Statements.

(c)           Dispute Resolution.

(i)           If the Stockholder Representative disagrees in whole or in part with the Closing Statement, then within thirty (30) days after its receipt of the Closing Statement, it shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement.  Parent shall provide access to the Stockholder Representative and its representatives to all of its working papers, schedules, personnel and calculations used in the preparation of the Closing Statement and the determination of the Closing Working Capital and the Closing Net Debt Balance.  To be effective, any such Notice of Disagreement shall include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Stockholder Representative’s calculation of each of the Disputed Line Items and the Stockholder Representative’s revised Closing Statement setting forth its determination of the Closing Working Capital and the Closing Net Debt Balance.  To the extent the Stockholder Representative provides a Notice of Disagreement within such thirty (30) day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder.  In the event that the Stockholder Representative does not provide a Notice of Disagreement within such thirty (30) day period, the Stockholder Representative shall be deemed to have accepted in full the Closing Statement as prepared by Parent, which shall be final, binding and conclusive for all purposes hereunder.

(ii)           In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Parent and the Stockholder Representative shall use commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items.  During such twenty (20) day period, Parent and the Stockholder Representative and their representatives shall have access to the working papers, schedules, calculations and personnel of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Closing Working Capital, the Closing Net Debt Balance and Disputed Line Items.  If, at the end of such period, Parent and the Stockholder Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be referred to Deloitte & Touche LLP or, if Deloitte & Touche LLP declines to serve, such other firm selected by the mutual agreement of Parent and Stockholder Representative (the “Settlement Accountants”).  Parent and the Stockholder Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.06(c).  The Settlement Accountants shall be directed to determine as promptly as practicable (and in any event within thirty (30) days from the date that the dispute is submitted to it), whether the Closing Statement was prepared in accordance with the standards set forth in this Section 2.06 and whether and to what extent (if any) the Closing Working Capital and/or the Closing Net Debt Balance require adjustment, limiting its review, however, only to the Disputed Line Items not previously resolved.  The Settlement Accountants shall resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Agreement (for each such Disputed Line Item, the amount so calculated is referred to as the “SA Determined Amount”) and establishing as the final amount of such Disputed Line Item the applicable SA Determined Amount, and the Settlement Accountants shall prepare the definitive Closing Statement reflecting the SA Determined Amount for each Disputed Line Item.  Parent and the Stockholder Representative shall each furnish to the Settlement Accountants such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request.  The determination of the Settlement Accountants shall be final, conclusive and binding on the Parties.  The amounts determined to be the Closing Working Capital and the Closing Net Debt Balance pursuant to this Section 2.06(c) shall constitute the “Final Working Capital,” and the “Final Net Debt Balance,” respectively.

(iii)           The fees and expenses of the Settlement Accountants shall be allocated between Parent and the Iris Indemnifying Parties in such manner that the Iris Indemnifying Parties shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of Disputed Line Items submitted to the Settlement Accountants that are resolved in a manner further from the position submitted to the Settlement Accountants by the Stockholder Representative and closer to the position submitted to the Settlement Accountants by Parent (as finally determined by the Settlement Accountants), and the denominator of which is the total aggregate dollar value of the Disputed Line Items so submitted, and Parent shall be responsible for the remainder of such fees and expenses.

(d)           Post Closing Adjustment Amounts.

(i)           Within three (3) Business Days after determination of the Final Working Capital and the Final Net Debt Balance, the Aggregate Iris Cash Merger Consideration shall be, if necessary, further adjusted so that, after taking into account any adjustments under Section 2.06(a), the former holders of Iris Capital Stock and options (in accordance with their Pro Rata Portions) shall have received or made payments in an amount exactly equal to the amount that would have been made under Section 2.06(a) if the Estimated Working Capital had equaled the Final Working Capital and the Estimated Net Debt Balance had equaled the Final Net Debt Balance.  All payments to be made under this Section 2.06(d)(i) shall be made on a net basis taking into account any adjustments under Section 2.06(a).

(ii)           If a net payment is required to be made by Parent pursuant to Section 2.06(d)(i), then Parent, Greyhound and/or Iris shall pay (and shall be jointly and severally obligated to pay), or cause to be paid, an amount equal to such net payment to the former holders of Iris Capital Stock and Iris Stock Options in accordance with their Pro Rata Portions.  Each such amount shall be delivered by wire transfer of immediately available funds pursuant to instructions delivered to Parent by the Stockholder Representative prior to the Closing Date.

(iii)           If a net payment is required to be made to Parent pursuant to Section 2.06(d)(i), then each former holder of Iris Capital Stock and options shall pay an amount equal to such net payment to Parent in accordance with each such holder’s Pro Rata Portion.  Each such amount shall be delivered by wire transfer of immediately available funds to an account designated in writing by Parent at least two (2) days prior to such payment.  At Parent’s election, such payment obligation of the Iris Minority Holders may also be satisfied by Parent instructing the Escrow Agent to release a corresponding amount from the Escrow Account.

(iv)           If Parent is ever required to issue any shares of Parent Capital Stock pursuant to the Greyhound Substitute SAR or to pay any cash pursuant to the Greyhound Substitute SAR or the Greyhound Management Incentive Award Program, then Parent shall take one of the actions specified in Schedule 2.06(d)(IV).

(e)           Calculations.  Except as otherwise expressly provided in this Agreement, including Schedule 2.06(a), the Parties agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Final Working Capital or the Final Net Debt Balance or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation.  The Parties further agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 2.06(a)) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 2.06(a)) shall control.

SECTION 2.07.   Certain Adjustments; Aggregate Limits.

(a)           If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Greyhound Stock or Iris Stock, the Greyhound Merger Consideration and Iris Merger Consideration shall be adjusted accordingly to provide to the holders of Greyhound Stock and Iris Stock the same economic effect as contemplated by this Agreement prior to such event.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, in no event shall: (i) the percentage obtained by dividing (A) the sum of (i) the shares of Parent Preferred Stock issued to the Iris Stockholders pursuant to this Article II and (ii) the Reinvestment Shares that are shares of Parent Preferred Stock, by (B) the sum of (i) the total number of shares of Parent Preferred Stock outstanding immediately following the Effective Time and (ii) the Parent Preferred Stock issuable upon outstanding options, warrants and other rights exercisable therefor (including the Greyhound Substitute Options and excluding the Greyhound Substitute SAR), assuming conversion or exercise thereof, outstanding immediately following the Effective Time exceed the Iris Preferred Percentage; (ii) the percentage obtained by dividing (A) the sum of (i) the shares of Parent Common Stock issued to the Iris Stockholders pursuant to this Article II and (ii) the Reinvestment Shares that are shares of Parent Common Stock,  by (B) the sum of (i) the total number of shares of Parent Common Stock outstanding immediately following the Effective Time and (ii) the Parent Common Stock issuable upon outstanding options, warrants and other rights exercisable therefor (including the Greyhound Substitute Options and excluding the Greyhound Substitute SAR), assuming conversion or exercise thereof, outstanding immediately following the Effective Time exceed the Iris Common Percentage; or (iii) the sum of the Iris Class A Cash Merger Consideration, Iris Class B Cash Merger Consideration,  Iris Class C Cash Merger Consideration and Iris Class L Cash Merger Consideration payable with respect to Iris Capital Stock pursuant to this Article II exceed the Aggregate Iris Cash Merger Consideration.

SECTION 2.08.   Dissenting Shares.   (c)  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, the Greyhound Shares and Iris Shares that are outstanding immediately prior to the Effective Time or Initial Effective Time, as applicable, and that are held by stockholders who shall have neither voted in favor of the Greyhound Merger or Iris Merger, as applicable, nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Greyhound Shares or Iris Shares, as applicable, in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the applicable merger consideration set forth in Section 2.01 or Section 2.02.  Such stockholders shall be entitled to receive payment of the appraised value of such Greyhound Shares or Iris Shares, as applicable, held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Greyhound Shares or Iris Shares, as applicable, under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time or Initial Effective Time, as applicable, the right to receive the applicable merger consideration set forth in Section 2.01 or Section 2.02, without any interest thereon, upon surrender, in the manner provided in Section 2.03, of the certificate or certificates that formerly evidenced such Greyhound Shares or Iris Shares, as applicable.

(b)           Each Party shall give the other Parties prompt notice of any demands for appraisal received by such Party, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by such Party.  Iris shall give Greyhound the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Iris shall not, except with the prior written consent of Greyhound, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.09.   Escrow.  Notwithstanding Section 2.02, an amount of cash equal to the Escrow Amount shall be withheld from the Aggregate Iris Cash Merger Consideration payable to the Iris Minority Holders in respect of their Iris Capital Stock pursuant to Section 2.02 and the Iris Option Payment Amount payable to the holders of Iris Stock Options pursuant to Section 2.05(b).  Pursuant to an escrow agreement to be entered into on the Closing Date by and among Parent, the Iris Stockholder Representative and U.S. Bank National Association or another financial institution that is reasonably acceptable to Parent and the Iris Stockholder Representative, as escrow agent (including any successor in such capacity, the “Escrow Agent”), in the form attached hereto as Exhibit C, subject to any administrative changes as may be required by the Escrow Agent (the “Escrow Agreement”), Parent and the Iris Stockholder Representative shall appoint the Escrow Agent to hold and disburse the Escrow Funds as provided below.  As promptly as practicable after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Escrow Agent the Escrow Amount (together with any interest or other earnings thereon, the “Escrow Funds”) by wire transfer of immediately available funds.  The Escrow Funds shall be held by the Escrow Agent in segregated accounts to serve as a source of payment of (x) any obligation of the Iris Minority Holders under Section 2.06(d) and (y) any indemnification obligation of the Iris Minority Holders set forth in Section 9.02.  Parent and the Iris Stockholder Representative shall instruct the Escrow Agent to disburse the Escrow Funds as follows:

(i)           Promptly following the determination of the Final Working Capital and the satisfaction of any payment obligations under 2.06(d) (the "Working Capital Release Date"), Parent and the Iris Stockholder Representative shall direct the Escrow Agent to release to the Exchange Agent (for further distribution to the Iris Minority Holders) a portion of the Escrow Fund equal to the excess, if any, of the Working Capital Escrow Amount over the amount, if any, distributed or disbursed by the Escrow Agent in satisfaction of the obligations of the Iris Minority Holders under Section 2.06(d).

(ii)           On the twelve month anniversary of the Closing Date (the "Final Release Date"), Parent and the Iris Stockholder Representative shall direct the Escrow Agent to release to the Exchange Agent (for further distribution to the Iris Minority Holders) a portion of the Escrow Fund equal to the excess, if any, of the remaining amount of the Escrow Fund over the sum of (a) all amounts theretofore distributed or disbursed by the Escrow Agent (including any amounts distributed or disbursed by the Escrow Agent in satisfaction of the obligations of the Iris Minority Holders under Section 2.06(d)), and (b) the aggregate amount of Losses specified in any then unresolved good faith Claims made by Parent pursuant to Section 9.02.  To the extent that, on the Final Release Date, any amount has been reserved and withheld from distribution from the Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to such Final Release Date, such Claim is resolved, the parties shall immediately direct the Escrow Agent to release (A) to Parent the amount of Losses, if any, due in respect of such Claim as finally determined, and (B) to the Exchange Agent (for further distribution to the Iris

Minority Holders) an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such Claim over the payment, if any, made pursuant to the foregoing clause (A).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IRIS

Except as set forth in the Iris Disclosure Schedule that has been prepared by Iris and delivered by Iris to Greyhound in connection with the execution and delivery of this Agreement (the “Iris Disclosure Schedule”) (which Iris Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any section of the Iris Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article III, unless it is readily apparent that the disclosure contained in such section of the Iris Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article III as to reasonably qualify or otherwise reasonably apply to such other representations and warranties), Iris and Parent hereby represent and warrant to Greyhound that:

SECTION 3.01.   Corporate Organization.  (a)  Each of Iris and each subsidiary of Iris (each an “Iris Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Mergers and the Transactions, and could not reasonably be expected, individually or in the aggregate, to have an Iris Material Adverse Effect (as hereinafter defined).  Each of Iris and each Iris Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Iris from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have an Iris Material Adverse Effect.

(b)           A true and complete list of all the Iris Subsidiaries, together with the jurisdiction of incorporation of each Iris Subsidiary and the percentage of the outstanding capital stock of each Iris Subsidiary owned by Iris and each other Iris Subsidiary, is set forth in Section 3.01(b) of the Iris Disclosure Schedule.  Iris does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person.

SECTION 3.02.   Certificate of Incorporation and By-laws.  Iris has heretofore furnished to Greyhound a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of Iris and each Iris Subsidiary.  Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect.  Neither Iris nor any Iris Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

SECTION 3.03.   Capitalization.  (a)  The authorized capital stock of Iris consists of (i) 225,000,000 shares of Iris Class A Stock, (ii) 25,000,000 shares of Iris Class B Stock, (iii) 25,000,000 shares of Iris Class C Stock, and (iv) 25,000,000 shares of Iris Class L Stock.  As of the date of this Agreement, (i) 26,468,781 shares of Iris Class A Stock are issued and outstanding, 504,282 shares of Iris Class B Stock are issued and outstanding, 568,254 shares of Iris Class C Stock are issued and outstanding, and 2,815,318 shares of Iris Class L Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Iris Capital Stock are held in the treasury of Iris, (iii) no shares of Iris Capital Stock are held by any Iris Subsidiary, and (iv) 6,705,525 shares of Iris Class A Stock, 1,653,500 shares of Iris Class B Stock, 1,833,500 shares of Iris Class C Stock and 68,950 shares of Iris Class L Stock are reserved for future issuance pursuant to outstanding Iris Stock Options and other purchase rights (the “Iris Stock Awards”) granted pursuant to, and in accordance with the terms and conditions of, the Iris Stock Option Plans, of which 4,002,974 shares of Iris Class A Stock are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Iris Stock Awards.  Except for the Iris Stock Option Plans, Iris has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person.  Except as set forth in this Section 3.03, there are no options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Iris or any Iris Subsidiary or obligating Iris or any Iris Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of, or other equity interests in, Iris or any Iris Subsidiary, or obligating Iris to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call or other right, agreement, arrangement or commitment.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Iris or any Iris Subsidiary.  Iris has made available to Greyhound accurate and complete copies of all Iris Plans pursuant to which Iris has granted the Iris Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Iris Stock Awards.  All shares of Iris Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of Iris or any Iris Subsidiary to repurchase, redeem or otherwise acquire any shares of Iris Capital Stock or any capital stock of any Iris Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Iris Subsidiary or any other person.  There are no declared or accrued but unpaid dividends with respect to any shares of Iris Capital Stock, and Iris has no other capital stock authorized, issued or outstanding.  Except as contemplated hereby, there are no commitments or agreements of any character to which Iris is bound obligating Iris to accelerate the vesting of any Iris Stock Award as a result of the Mergers.  Except as contemplated hereby and except for any agreements to be terminated on or prior to the Effective Time, there are no voting trusts, proxies, or other agreements or understandings with respect to the Iris Capital Stock.  All outstanding shares of

Iris Capital Stock, all outstanding Iris Stock Awards, and all outstanding shares of capital stock of each Iris Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b)           Each outstanding share of capital stock of each Iris Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Iris or another Iris Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Iris’ or any Iris Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04.   Authority Relative to This Agreement. Each of Iris, Parent, Greyhound Merger Sub and Iris Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Iris, Parent, Greyhound Merger Sub and Iris Merger Sub and the consummation by Iris, Parent, Greyhound Merger Sub and Iris Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Iris, Parent, Greyhound Merger Sub or Iris Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Iris Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Iris Capital Stock, voting together as a single class, and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Iris, Parent, Greyhound Merger Sub and Iris Merger Sub and, assuming due authorization, execution and delivery by Greyhound, constitutes a legal, valid and binding obligation of each of Iris, Parent, Greyhound Merger Sub and Iris Merger Sub, enforceable against each of Iris, Parent, Greyhound Merger Sub and Iris Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.05.   No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by Iris, Parent, Iris Merger Sub and Greyhound Merger Sub do not, and the performance of this Agreement by Iris will not, (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of Iris or any Iris Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to Iris or any Iris Subsidiary or by which any property or asset of Iris or any Iris Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Iris or any Iris Subsidiary pursuant to, any Material Iris Contract.

(b)           The execution and delivery of this Agreement by Iris, Parent, Iris Merger Sub and Greyhound Merger Sub do not, and the performance of this Agreement by Iris will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for applicable requirements, if any, of Blue Sky Laws and state takeover laws, the pre merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other applicable foreign, federal or state antitrust, competition of fair trade Laws with respect to the Transactions, and filing and recordation of appropriate merger documents as required by the DGCL.

SECTION 3.06.   Permits; Compliance.  Each of Iris and the Iris Subsidiaries is in possession of all Material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Iris or the Iris Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Iris Permits”).  No suspension or cancellation of any of the Iris Permits is pending or, to the knowledge of Iris, threatened.  Neither Iris nor any Iris Subsidiary is in material conflict with, or in material default, breach or violation of, (a) any Law applicable to Iris or any Iris Subsidiary or by which any property or asset of Iris or any Iris Subsidiary is bound or affected, or (b) any Iris Permit.

SECTION 3.07.   Financial Statements.  (a)  Iris has delivered to Greyhound copies of consolidated financial statements (the “Iris Financial Statements”), as set forth in Section 3.07 of the Iris Disclosure Schedule, consisting of an audited balance sheet of Iris at December 31, 2007 and the related statements of income and cash flows for the year ended December 31, 2007, an audited balance sheet of Iris at December 31, 2008 and the related statements of income and cash flows for the year ended December 31, 2008, and an unaudited balance sheet of Iris at September 30, 2009 and the related statements of income and cash flows for the nine-month period ended September 30, 2009.  The Iris Financial Statements are true and correct in all material respects and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Iris and the Iris Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the absence of footnotes).  The unaudited balance sheet of Iris at September 30, 2009 is referred to herein as the “Most Recent Iris Balance Sheet”).

(b)           As of the date hereof, except as and to the extent set forth on the Most Recent Iris Balance Sheet, including the notes thereto, neither Iris nor any Iris Subsidiary has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP or in the notes thereto, except for liabilities and obligations (i) under this Agreement or (ii) incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Iris Balance Sheet.

(c)           Iris maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.  Iris and the Iris Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except, in the case of each of (i) through (iv), for any deficiencies that, individually or in the aggregate, are insignificant.

SECTION 3.08.   Absence of Certain Changes or Events.  Since the date of the Most Recent Iris Balance Sheet, (a) through the date hereof, Iris and the Iris Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, constitutes, or is reasonably likely to constitute, an Iris Material Adverse Effect, and (c) through the date hereof none of Iris or any Iris Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09.   Absence of Litigation.  As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of Iris, threatened against Iris or any Iris Subsidiary, or any property or asset of Iris or any Iris Subsidiary, before any Governmental Authority.    Neither Iris nor any Iris Subsidiary nor any material property or asset of Iris or any Iris Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Iris, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10.   Employee Benefit Plans.  (a)  Section 3.10(a) of the Iris Disclosure Schedule lists (i) all stock option, stock purchase and restricted stock, or equity incentive plans, programs or arrangements, all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA) and all material bonus, incentive, deferred compensation, change of control, retention, retiree medical or life insurance, supplemental retirement, severance, redundancy, termination or other benefit plans, programs or arrangements to which Iris or any Iris Subsidiary is a party, with respect to which Iris or any Iris Subsidiary has any obligation or which are maintained, contributed to or sponsored by Iris or any Iris Subsidiary for the benefit of any current or former employee, officer or director of Iris or any Iris Subsidiary, (ii) each employment agreement that is a Material Iris Contract, (iii) each employee benefit plan for which Iris or any Iris Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iv) any plan in respect of which Iris or any Iris Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the “Iris Plans”); provided that it is hereby agreed and understood that an Iris Plan that is not subject to United States Law (a “Non-U.S. Iris Plan”) shall not be deemed to be material for purposes of this Section 3.10 to the extent that Iris or any Iris Subsidiary employs or engages less than 50 individuals in the relevant national jurisdiction, unless such Iris Plan (x) provides for retirement, pension or termination benefits on a defined benefit basis or benefits in connection with a change of control or sale of Iris or any Iris Subsidiary or (y) is an employment agreement that is a Material Iris Contract.  Iris has made available to Greyhound a true and complete copy of (i) such Iris Plans, (ii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, if any, (iii) the most recent summary plan description for each Iris Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Iris Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Iris Plan  Neither Iris nor any Iris Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Iris Plan, other than with respect to a modification, change or termination (x) required by ERISA or the Code or (y) implemented in the ordinary course of business consistent with past practice  in connection with any plan year or cycle that commences on January 1, 2010.

(b)           Neither Iris nor any ERISA Affiliate of Iris maintains, sponsors, participates in or contributes or has any liability with respect to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”),  a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Iris or any Iris Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), or an employee benefit plan subject to Title IV of ERISA .  None of the Iris Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Iris or any Iris Subsidiary (other than coverage mandated by applicable law).

(c)           Each Iris Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code.  Iris and the Iris Subsidiaries have, in all material respects, performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Iris Plan.  No Action is pending or, to the knowledge of Iris, threatened with respect to any Iris Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Iris, no fact or event exists that could reasonably be expected to give rise to any such Action.

(d)           Each Iris Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received, with respect to the cycle applicable to such Iris Plan pursuant to Revenue Procedure 2005-66 (as amended), a favorable determination letter from the IRS covering all of the provisions applicable to the Iris Plan for which determination letters are currently available or an IRS prototype opinion letter exists upon which Iris is permitted to rely, that the Iris Plan is so qualified.

(e)           All contributions, premiums or payments required to be made with respect to any Iris Plan have been made on or before their due dates. Iris and each Iris Subsidiary have made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all their current and former employees in accordance with applicable Law.

(f)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in connection with the termination of employment or service of any officer, employee, director, independent contractor or consultant following, or in connection with the transactions contemplated hereby) (i) entitle any current or former employee, independent contractor or consultant of Iris or any Iris Subsidiary to any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Iris Plans, or (iii) limit or restrict the right of Iris or any Iris Subsidiary or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any of the Iris Plans.  None of the Iris Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g)           Each Iris Plan or any other arrangement of Iris that is, or was, subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A of the Code through December 31, 2008, and all Iris Plans subject to Section 409A of the Code that provide payment after December 31, 2008 and were in existence on such date have been amended (if applicable) to comply with the requirements of the final regulations under Section 409A.  Neither Iris nor any Iris Subsidiary (i) has an obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A of the Code, (ii) has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code, or (iii) has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(h)           All directors, officers and management employees of Iris and the Iris Subsidiaries are under written obligation to Iris and the Iris Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Iris and the Iris Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(i)           In addition to the foregoing, with respect to each Non-U.S. Iris Plan:

(i)           none of the Non-U.S. Iris Plans provide for retirement, pension or termination benefits on a defined benefit basis;

(ii)           there has been no amendment to, written interpretation of or announcement (whether or not written) by Iris or any Iris Subsidiary relating to, or change in employee participation or coverage under, any Non-U.S. Iris Plan that would materially increase the expense of maintaining such Non-U.S. Iris Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof; and

(iii)           each Non-U.S. Iris Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.11.   Labor and Employment Matters.  (a) Neither Iris nor any Iris Subsidiary is a party to any collective bargaining agreement, collective agreement, trade union, works council agreement or other labor union contract applicable to persons employed by Iris or any Iris Subsidiary, and, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Iris or any Iris Subsidiary; (b) there are no unfair labor practice complaints pending or threatened against Iris or any Iris Subsidiary before the National Labor Relations Board or any other Governmental Authority; (c) Iris and each Iris Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; (d) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Iris or any Iris Subsidiary has employed or currently employs any Person; and (e) Iris has no Liability with respect to any misclassification of any person as an independent contractor, temporary employee, lease employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Iris or any Iris Subsidiary (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Iris Plan.

SECTION 3.12.   Real Property; Title to Assets.  (a)  Iris and the Iris Subsidiaries do not own any real property, nor have Iris and the Iris Subsidiaries ever owned any real property in the last 5 years.

(b)           Section 3.12(b) of the Iris Disclosure Schedule lists the common address of each parcel of real property currently leased or subleased by Iris or any Iris Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, and each amendment to any of the foregoing (collectively, the “Iris Lease Documents”).  All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute such a default) by Iris or any Iris Subsidiary or, to Iris’ knowledge, by the other party to such lease or sublease.

(c)           To Iris’ knowledge, there are no legal restrictions that preclude the ability to use any real property owned or leased by Iris or any Iris Subsidiary for the purposes for which it is currently being used.

(d)           Each of Iris and the Iris Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material properties and assets (other than Intellectual Property, which is covered by Section 3.13 below) used in its business, free and clear of any Liens, except for Permitted Liens.

SECTION 3.13.   Intellectual Property.

(a)           (i) To the knowledge of Iris, the conduct of the businesses of Iris and the Iris Subsidiaries has not in the last six (6) years, and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person (including any right to privacy), and (ii) as of the date hereof, there is no Action concerning the foregoing initiated by any person against Iris or any Iris Subsidiary pending before any Governmental Authority or, to the knowledge of Iris, threatened against Iris or any Iris Subsidiary.

(b)           Except as set forth on Section 3.17(a)(vii) of the Iris Disclosure Schedule, Iris or an Iris Subsidiary is the owner of the entire right, title and interest in and to the Iris Owned Intellectual Property, free and clear of all Liens other than non-exclusive licenses entered in the ordinary course of business, which by their terms do not entail the licensing or provision of any source code.  Iris or an Iris Subsidiary is entitled to use the Iris Owned Intellectual Property in the continued operation of its respective business.  “Iris Owned Intellectual Property” means each item of Intellectual Property owned by Iris or an Iris Subsidiary that is material to the business, financial condition or results of operations of Iris and the Iris Subsidiaries taken as a whole.

(c)           With respect to each item of Intellectual Property licensed to Iris or a Iris Subsidiary that is material to the business, financial condition or results of operations of Iris and the Iris Subsidiaries taken as a whole (“Iris Licensed Intellectual Property”), Iris or a Iris Subsidiary has a valid right to use such Iris Licensed Intellectual Property in the continued operation of its respective business.

(d)           The Iris Owned Intellectual Property and the Iris Licensed Intellectual Property include all of the material Intellectual Property used in connection with the operation of Iris’ and the Iris Subsidiaries’ businesses.

(e)           The Iris Owned Intellectual Property and, to the knowledge of Iris, the Iris Licensed Intellectual Property has not been adjudged invalid or unenforceable in whole or in part, and is currently in compliance with any and all maintenance fee and renewal payments.

(f)           Iris and the Iris Subsidiaries have taken commercially reasonable measures to maintain in confidence all material trade secrets and confidential information owned or used by Iris and the Iris Subsidiaries in connection with the operation of their businesses as presently conducted.  All persons who have participated in the creation or development of any of the Iris Owned Intellectual Property have executed and delivered to Iris a valid and enforceable agreement (i) providing for the non-disclosure by such person of any confidential information of Iris and (ii) providing for the assignment by such person to Iris of any Intellectual Property arising out of such person’s employment by or contract with Iris.

(g)           To the knowledge of Iris, no person is engaging in any activity that infringes, misappropriates or otherwise violates any Iris Owned Intellectual Property in any material respect.

(h)           Neither Iris nor any Iris Subsidiary is bound by or subject to any contract or agreement under which the execution of this Agreement or the consummation of the Transactions will result in (i) the grant of any license under, or the creation of any Lien on, any Intellectual Property that is owned by or licensed to Iris, any Iris Subsidiary, Parent, Greyhound or any of its Affiliates,  which such party was not bound by or subject to prior to the Closing, (ii) Iris, any Iris Subsidiary, Parent, Greyhound or any of its Affiliates being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (iii) Iris, any Iris Subsidiary, Parent, Greyhound or any of its Affiliates being obligated to (A) pay any royalties, honoraria, fees or other payments to any person in material excess of those payable by such party prior to the Closing, or (B) provide or offer any discounts or other reduced payment obligations to any person in material excess of those provided to such person prior to the Closing.

(i)           No Public Software forms part of, is incorporated into or is being (or has been) distributed with, in whole or in part, any Iris Product in a manner that would (A) require the licensing, disclosure or distribution of any portion of any source code of the Iris Products (other than source code that is a part of such Public Software); or (B) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing of any Iris Products; or (C) except as specifically permitted by Law, allow any person to decompile, disassemble or otherwise reverse-engineer any source code within (or distributed with) the Iris Products (other than source code that is a part of such Public Software); or (D) require the licensing of any Iris Products to any other person for the purpose of making derivative works.  With respect to any Public Software listed therein, Section 3.13(i) of the Iris Disclosure Schedule also identifies the underlying Public Software, the license agreement governing the use of such Public Software, where such agreements exist, the particular Iris Products in which such Public Software is present and the nature of use of such Public Software.

SECTION 3.14.   Taxes.  Iris and the Iris Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings.  All such Tax returns are true, accurate and complete in all material respects.  Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of Iris, threatening to assert, against Iris or any Iris Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.  Neither Iris nor any Iris Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax deemed material.  The accruals and reserves for Taxes reflected in the Most Recent Iris Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP.  There are no Tax liens upon any property or assets of Iris or any of the Iris Subsidiaries except liens for current Taxes not yet due.  Neither Iris nor any of the Iris Subsidiaries is currently required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Iris or any of the Iris Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to be material.  Neither Iris nor any Iris Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years.  To the knowledge of Iris, neither Iris nor any of its Affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as exchanges under the provisions of Section 351 of the Code.  Iris is not aware of any agreement, plan or other circumstance that would prevent the Mergers from qualifying as exchanges under the provisions of Section 351 of the Code.

SECTION 3.15.   Environmental Matters.  Except as could not reasonably be expected, individually or in the aggregate, to have a Iris Material Adverse Effect:

(a)           none of Iris or any Iris Subsidiary has violated, or is in violation of, any Environmental Law;

(b)           none of the properties currently or formerly owned, leased or operated by Iris or any Iris Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance;

(c)           none of Iris or any Iris Subsidiary is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances;

(d)           none of Iris or any Iris Subsidiary is actually, potentially or allegedly liable under any Environmental Law;

(e)           Iris and the Iris Subsidiaries have all permits, licenses and other authorizations necessary for each of Iris or the Iris Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and required under any Environmental Law, and Iris and the Iris Subsidiaries have always been and are in compliance in all material respects with such permits, licenses and authorizations; and

(f)           neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law.

SECTION 3.16.   Iris Board Approval; Iris Stockholder Approval.  (a)  The Iris Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Iris Merger and the other Transactions to which it is a party are fair to and in the best interests of Iris and its stockholders, (ii) approved this Agreement, the Iris Merger and the other Transactions to which it is a party and declared their advisability, (iii) recommended that the stockholders of Iris approve and adopt this Agreement, and approve the Iris Merger and the other Transactions to which it is a party and (iv) confirmed that the Iris Stock Options will be cancelled as provided in this Agreement.

(b)           The only vote of the holders of any class or series of capital stock of Iris necessary to approve this Agreement, the Iris Merger and the other Transactions to which it is a party is the affirmative vote of the holders of a majority of the outstanding shares of Iris Capital Stock, voting together as single class, in favor of the approval and adoption of this Agreement and Iris Merger (the “Iris Stockholder Approval”).

SECTION 3.17.   Material Contracts.  (a)  Subsections (i) through (xi) of Section 3.17(a) of the Iris Disclosure Schedule list the following types of contracts and agreements to which Iris or any Iris Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.17(a) of the Iris Disclosure Schedule being the “Material Iris Contracts”):

(i)           each contract and agreement which is likely to involve consideration of more than $400,000, in the aggregate, over the remaining term of such contract or agreement, other than (A) contracts with customers for the sale of products and services in the ordinary course of business and (B) contracts which are otherwise terminable upon not more than 90 days written notice by Iris or any Iris Subsidiary;

(ii)          all contracts and agreements evidencing outstanding Indebtedness;

(iii)         all leases of real property leased for the use or benefit of Iris or any Iris Subsidiary having any annual rent in excess of $200,000;

(iv)         all material contracts and agreements with any Governmental Authority to which Iris or any Iris Subsidiary is a party;

(v)          all contracts and agreements that limit, or purport to limit, the ability of Iris, any Iris Subsidiary or any controlled Affiliate of Parent (such controlled Affiliates determined immediately following the Effective Time) to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vi)         all contracts for employment with the officers and directors of Iris and the Iris Subsidiaries and any other employee with annual compensation in excess of $200,000;

(vii)        all contracts and agreements related to the sale, licensing, development or use of material Intellectual Property to which Iris or any Iris Subsidiary is a party (which, for the avoidance of doubt, shall not include (x) any licenses of Iris Commercially Available Software, or (y) any licenses of Public Software), other than contracts with customers of Iris or any Iris Subsidiary for the sale of products and services entered in the ordinary course of business, which by their terms do not entail the licensing or provision of any source code to the customer;

(viii)       all contracts which provide for a covenant not to sue;

(ix)         each agreement or contract entered into by Iris or any Iris Subsidiary with the twenty (20) largest customers of Iris based on revenue recognized through such contracts in the last twelve (12) completed fiscal months;

(x)           all joint venture contracts, partnership arrangements or other agreements involving a sharing of profits, losses, costs or liabilities by Iris or any Iris Subsidiary with any third party; and

(xi)          all management contracts (excluding contracts for employment) and contracts with other consultants, in each case that contractually obligate Iris or any Iris Subsidiary to pay in excess of $200,000 in any given 12 month period, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Iris or any Iris Subsidiary or income or revenues related to any product of Iris or any Iris Subsidiary to which Iris or any Iris Subsidiary is a party.

(b)       Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Iris from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have an Iris Material Adverse Effect:

(i)         each Material Iris Contract is a legal, valid and binding agreement;

(ii)        none of Iris or any Iris Subsidiary has received any claim of breach or violation of, or default under, any Material Iris Contract and none of Iris or any Iris Subsidiary is in breach or violation of, or default under, any Material Iris Contract;

(iii)       to Iris’ knowledge, no other party is in breach or violation of, or default under, any Material Iris Contract; and

(iv)       neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Iris or any Iris Subsidiary under any Material Iris Contract.

Iris has furnished or made available to Iris true and complete copies of all Material Iris Contracts, including any amendments thereto.

SECTION 3.18.   Insurance.  (a)  Section 3.18(a) of the Iris Disclosure Schedule sets forth, with respect to each insurance policy under which Iris or any Iris Subsidiary is currently an insured, a named insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

(b)           With respect to each such insurance policy:  (i) to the knowledge of Iris, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Iris nor any Iris Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of Iris, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)           At no time in the three years prior to the date of this Agreement has Iris or any Iris Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years.

SECTION 3.19.   Certain Business Practices.  None of Iris, any Iris Subsidiary or, to Iris’ knowledge, any directors or officers, agents or employees of Iris or any Iris Subsidiary,

has (i) used any funds or assets for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

SECTION 3.20.   Interested Party Transactions.  No director, officer or other Affiliate of Iris or any Iris Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that purchases from or sells or furnishes to, Iris or any Iris Subsidiary, any goods or services other than goods and services purchased, sold or furnished in the ordinary course of business in arm’s-length business transactions; (ii) a beneficial interest in any contract or agreement disclosed in Section 3.17 of the Iris Disclosure Schedule; or (iii) any contractual or other arrangement with Iris or any Iris Subsidiary other than goods and services purchased, sold or furnished in the ordinary course of business in arm’s-length business transactions; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.20.  Iris and the Iris Subsidiaries have not, since December 31, 2007, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Iris (excluding reimbursement of business expenses incurred in the ordinary course of business), or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.21.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Iris.

SECTION 3.22.   Operations of Parent, Greyhound Merger Sub and Iris Merger Sub.   (a)  Parent is a direct, wholly owned subsidiary of Iris, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Greyhound Merger Sub and Iris Merger Sub are direct, wholly owned subsidiaries of Parent, were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities and have conducted their operations only as contemplated by this Agreement.

(b)           Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Iris has heretofore furnished to Greyhound a complete and correct copy of the certificate of incorporation and the by laws of Parent.  Such certificates of incorporation and by laws are in full force and effect.  As of the date hereof, the authorized capital stock of Parent consists of 100 shares of Parent Common Stock.  Immediately prior to the Effective Time, the authorized capital stock of Parent shall consist of (i) 300,000,000 shares of Parent Common Stock and (ii) 3,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 shares shall be designated Parent Preferred Stock (the “Parent Closing Authorized Capital”); provided, however, that Greyhound may modify the Parent Closing Authorized Capital, so long as notice thereof is provided to Iris at least eight (8) Business Days prior to the Closing.  As of the date of this Agreement, (i) 100 shares of Parent Common Stock are issued and outstanding and owned of record and beneficially by Iris and (ii)

no shares of Parent preferred stock are outstanding.  Except for the Iris Stock Option Plans, Iris has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person.  Except as is contemplated by this Agreement, there are no options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of, or other equity interests in, Parent.  The shares of Parent Common Stock to be issued pursuant to the Mergers in accordance with Article II (i) will be duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by statute, Parent’s certificate of incorporation or by-Laws or any agreement (other than the Stockholders Agreement) and (ii) will, when issued, be exempt from registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and applicable state securities or “blue sky” laws (“Blue Sky Laws”).  Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of  Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)           The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Mergers and the other Transactions are fair to and in the best interests of Parent and its stockholders, and (ii) approved this Agreement, the Mergers and the other Transactions and declared their advisability. The only vote of the holders of any class or series of capital stock of Parent necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”).  Parent has delivered to each of Greyhound and Iris irrevocable written consent of its sole stockholder constituting the Parent Stockholder Approval.

SECTION 3.23.   Disclosure Documents.  The information supplied by Iris for inclusion in any offering memorandum or other similar disclosure document, each as used in connection with the Financing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.24.   No Other Representations.  Except for the representations and warranties set forth in this Article III, Greyhound acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Iris to Greyhound, and Iris hereby disclaims any such representation or warranty, whether by or on behalf of Iris.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GREYHOUND

Except as set forth in the Greyhound Disclosure Schedule that has been prepared by Greyhound and delivered by Greyhound to Iris in connection with the execution and delivery of this Agreement (the “Greyhound Disclosure Schedule”) (which Greyhound Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article IV, and any information disclosed in any section of the Greyhound Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is readily apparent that the disclosure contained in such section of the Greyhound Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to reasonably qualify or otherwise reasonably apply to such other representations and warranties), Greyhound hereby represents and warrants to Iris that:

SECTION 4.01.   Corporate Organization.  (a)  Each of Greyhound and each subsidiary of Greyhound (each a “Greyhound Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Greyhound from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Greyhound Material Adverse Effect (as hereinafter defined).  Each of Greyhound and each Greyhound Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Greyhound from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Greyhound Material Adverse Effect.

(b)           A true and complete list of all the Greyhound Subsidiaries, together with the jurisdiction of incorporation of each Greyhound Subsidiary and the percentage of the outstanding capital stock of each Greyhound Subsidiary owned by Greyhound and each other Greyhound Subsidiary, is set forth in Section 4.01(b) of the Greyhound Disclosure Schedule.  Greyhound does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person.

SECTION 4.02.   Certificate of Incorporation and By-Laws.  Greyhound has heretofore furnished to Iris a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of Greyhound and each Greyhound Subsidiary.  Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect.  Neither Greyhound nor any Greyhound Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

SECTION 4.03.   Capitalization.  (a)  The authorized capital stock of Greyhound consists of (i) 210,000,000 shares of Greyhound Common Stock, and (ii) 10,000,000 shares of Greyhound preferred stock, par value $0.01 per share, of which (x) 4,310,000 shares of Greyhound Series A Preferred Stock and (y) 700,000 shares of Greyhound Series B Preferred Stock have been authorized.  As of the date of this Agreement, (i) 100,184,585 shares of Greyhound Common Stock, 4,007,388 shares of Greyhound Series A Preferred Stock and 526,930 shares of Greyhound Series B Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 4,999,999 shares of Greyhound Common Stock and 199,999 shares of Greyhound Series A Preferred Stock are held in the treasury of Greyhound, (iii) no shares of Greyhound Common Stock are held by any Greyhound Subsidiaries, and (iv) 18,836,364 shares of Greyhound Common Stock are reserved for future issuance pursuant to Greyhound Stock Options and other purchase rights (together with Greyhound Stock Options, the “Greyhound Stock Awards”) granted pursuant to, and in accordance with the terms and conditions of, the Greyhound Stock Option Plan, of which Greyhound Stock Options for 12,063,624 shares of Greyhound Common Stock have been granted, as of the date hereof, pursuant to outstanding, unexercised Greyhound Stock Awards.  Except for the Greyhound Stock Option Plans, Greyhound has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person.  Except as set forth in this Section 4.03, there are no options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Greyhound or any Greyhound Subsidiary or obligating Greyhound or any Greyhound Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of, or other equity interests in, Greyhound or any Greyhound Subsidiary, or obligating Greyhound to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call or other right, agreement, arrangement or commitment.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Greyhound or any Greyhound Subsidiaries.  Section 4.03(a) of the Greyhound Disclosure Schedule sets forth the following information with respect to each Greyhound Stock Award outstanding as of the date of this Agreement: (i) the name of the Greyhound Stock Award recipient, or to the extent that disclosure of the name is prohibited by applicable law, a number unique to such individual; (ii) the particular plan pursuant to which such Greyhound Stock Award was granted; (iii) the number of shares and type of Greyhound Capital Stock subject to such Greyhound Stock Award; (iv) the exercise or purchase price of such Greyhound Stock Award; (v) the date on which such Greyhound Stock Award was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Greyhound Stock Award expires.  Greyhound has made available to Iris accurate and complete copies of all Greyhound Plans pursuant to which Greyhound has granted the Greyhound Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Greyhound Stock Awards.  All shares of

Greyhound Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of Greyhound or any Greyhound Subsidiary to repurchase, redeem or otherwise acquire any shares of Greyhound Capital Stock or any capital stock of any Greyhound Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Greyhound Subsidiary or any other person.  There are no declared or accrued but unpaid dividends with respect to any shares of Greyhound Capital Stock, and Greyhound has no other capital stock authorized, issued or outstanding.  Except as contemplated hereby, there are no commitments or agreements of any character to which Greyhound is bound obligating Greyhound to accelerate the vesting of any Greyhound Stock Award as a result of the Mergers.  Except as contemplated hereby, and except for any agreement to be terminated on or prior to the Effective Time, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Greyhound.  All outstanding shares of Greyhound Capital Stock, all outstanding Greyhound Stock Awards, and all outstanding shares of capital stock of each Greyhound Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b)           Each outstanding share of capital stock of each Greyhound Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Greyhound or another Greyhound Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Greyhound’s or any Greyhound Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 4.04.   Authority Relative to This Agreement.  Greyhound has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Greyhound and the consummation by Greyhound of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Greyhound are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Greyhound Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Greyhound Capital Stock, voting together as a single class, and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Greyhound and, assuming the due authorization, execution and delivery by Iris, constitutes a legal, valid and binding obligation of Greyhound, enforceable against Greyhound in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.05.   No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by Greyhound does not, and the performance of this Agreement by Greyhound will not, (i) conflict with or violate the certificate of incorporation or by-laws or other organizational documents of Greyhound or any Greyhound Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Greyhound or any Greyhound Subsidiary or by which any property or asset of Greyhound or any Greyhound Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Greyhound or any Greyhound Subsidiary pursuant to, any Material Greyhound Contract.

(b)           The execution and delivery of this Agreement by Greyhound does not, and the performance of this Agreement by Greyhound and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions and filing and recordation of appropriate merger documents as required by the DGCL.

SECTION 4.06.   Permits; Compliance.  Each of Greyhound and the Greyhound Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Greyhound or the Greyhound Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Greyhound Permits”).  No suspension or cancellation of any of the Greyhound Permits is pending or, to the knowledge of Greyhound, threatened.  Neither Greyhound nor any Greyhound Subsidiary is in material conflict with, or in material default, breach or violation of, (a) any Law applicable to Greyhound or any Greyhound Subsidiary or by which any property or asset of Greyhound or any Greyhound Subsidiary is bound or affected, or (b) any Greyhound Permit.

SECTION 4.07.   Financial Statements.  (a)  Greyhound has delivered to Iris copies of consolidated financial statements (the “Greyhound Financial Statements”), as set forth in Section 4.07 of the Greyhound Disclosure Schedule, consisting of an audited balance sheet of Greyhound at December 31, 2007 and the related statements of income and cash flows for the year ended December 31, 2007, an audited balance sheet of Greyhound at December 31, 2008 and the related statements of income and cash flows for the year ended December 31, 2008, and an unaudited balance sheet of Greyhound at September 30, 2009 and the related statements of income and cash flows for the nine-month period ended September 30, 2009.  The Greyhound Financial Statements are true and correct in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Greyhound and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the absence of footnotes).  The unaudited balance sheet of Greyhound at September 30, 2009 is referred to herein as the “Most Recent Greyhound Balance Sheet”).

(b)           As of the date hereof, except as and to the extent set forth on the Most Recent Greyhound Balance Sheet, including the notes thereto, neither Greyhound nor any Greyhound Subsidiary has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP or in the notes thereto, except for liabilities and obligations (i) under this Agreement or (ii) incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Greyhound Balance Sheet.

(c)            Greyhound maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.  Greyhound and the Greyhound Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except, in the case of each of (i) through (iv), for any deficiencies that, individually or in the aggregate, are insignificant.

SECTION 4.08.   Absence of Certain Changes or Events.  Since the date of the Most Recent Greyhound Balance Sheet, (a) through the date hereof, Greyhound and the Greyhound Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, constitutes, or is reasonably likely to constitute, a Greyhound Material Adverse Effect, and (c) through the date hereof, none of Greyhound or any Greyhound Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

SECTION 4.09.   Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Greyhound, threatened against Greyhound or any Greyhound Subsidiary, or any property or asset of Greyhound or any Greyhound Subsidiary, before any Governmental Authority.  Neither Greyhound nor any Greyhound Subsidiary nor any material property or asset of Greyhound or any Greyhound Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Greyhound, continuing investigation by, any Governmental Authority, or any order, writ, judgment, decree, determination or award of Governmental Authority.

SECTION 4.10.   Employee Benefit Plans.  (a)  Section 4.10(a) of the Greyhound Disclosure Schedule lists (i) all stock option, stock purchase and restricted stock, or equity incentive plans, programs or arrangements, all material “employee benefit plans” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) and all material bonus, incentive, deferred compensation, change of control, retention, retiree medical or life insurance, supplemental retirement, severance, redundancy, termination or other benefit plans, programs or arrangements, to which Greyhound or any Greyhound Subsidiary is a party, with respect to which Greyhound or any Greyhound Subsidiary has any obligation or which are maintained, contributed to or sponsored by Greyhound or any Greyhound Subsidiary for the benefit of any current or former employee, officer or director of Greyhound or any Greyhound Subsidiary, (ii) each employment agreement that is a Material Greyhound Contract, (iii) each employee benefit plan for which Greyhound or any Greyhound Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iv) any plan in respect of which Greyhound or any Greyhound Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the “Greyhound Plans”); provided that it is hereby agreed and understood that a Greyhound Plan that is not subject to United States Law (a “Non-U.S. Greyhound Plan”) shall not be deemed to be material for purposes of this Section 4.10 to the extent that Greyhound or any Greyhound Subsidiary employs or engages less than 50 individuals in the relevant national jurisdiction, unless such Greyhound Plan (x) provides for retirement, pension or termination benefits on a defined benefit basis or benefits in connection with a change of control or sale of Greyhound or any Greyhound Subsidiary or (y) is an employment agreement that is a Material Greyhound Contract.  Greyhound has made available to Greyhound a true and complete copy of (i) such Greyhound Plans, (ii) the most recently filed IRS Form 5500, if any, (iii) the most recent summary plan description for each Greyhound Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Greyhound Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Greyhound Plan.  Neither Greyhound nor any Greyhound Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Greyhound Plan, other than with respect to a modification, change or termination (x) required by ERISA or the Code or (y) implemented in the ordinary course of business consistent with past practice  in connection with any plan year or cycle that commences on January 1, 2010.

(b)           Neither Greyhound nor any ERISA Affiliate of Greyhound maintains, sponsors, participates in or contributes or has any liability with respect to a Multiemployer Plan, Multiple Employer Plan, or an employee benefit plan subject to Title IV of ERISA.  None of the Greyhound Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Greyhound or any Greyhound Subsidiary (other than coverage mandated by applicable law).

(c)           Each Greyhound Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code.  Greyhound and the Greyhound Subsidiaries have, in all material respects, performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Greyhound Plan.  No Action is pending or, to the knowledge of Greyhound, threatened with respect to any Greyhound Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Greyhound, no fact or event exists that could reasonably be expected to give rise to any such Action.

(d)           Each Greyhound Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received with respect to the cycle applicable to such Greyhound Plan pursuant to Revenue Procedure 2005-66 (as amended) a favorable determination letter from the IRS covering all of the provisions applicable to the Greyhound Plan for which determination letters are currently available or an IRS prototype opinion letter exists upon which Greyhound is permitted to rely, that the Greyhound Plan is so qualified.

(e)           All contributions, premiums or payments required to be made with respect to any Greyhound Plan have been made on or before their due dates.  Greyhound and each Greyhound Subsidiary have made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all their current and former employees in accordance with applicable Law.

(f)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in connection with the termination of employment or service of any officer, employee, director, independent contractor or consultant following, or in connection with the transactions contemplated hereby) (i) entitle any current or former employee, independent contractor or consultant of Greyhound or any Greyhound Subsidiary to  any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Greyhound Plans, or (iii) limit or restrict the right of Greyhound or any Greyhound Subsidiary or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any of the Greyhound Plans.  None of the Greyhound Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g)           Each Greyhound Plan or any other arrangement of Greyhound that is, or was, subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A of the Code through December 31, 2008, and all Greyhound Plans subject to Section 409A of the Code that provide payment after December 31, 2008 and were in existence on such date have been amended (if applicable) to comply with the requirements of the final regulations under Section 409A.  Neither Greyhound nor any Greyhound Subsidiary (i) has an obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A of the Code, (ii) has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code, or (iii) has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(h)           All directors, officers and management employees of Greyhound and the Greyhound Subsidiaries are under written obligation to Greyhound and the Greyhound Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Greyhound and the Greyhound

Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(i)           In addition to the foregoing, with respect to each Non-U.S. Greyhound Plan:

(i)           none of the Non-U.S. Greyhound Plans provide for retirement, pension or termination benefits on a defined benefit basis;

(ii)           there has been no amendment to, written interpretation of or announcement (whether or not written) by Greyhound or any Greyhound Subsidiary relating to, or change in employee participation or coverage under, any Non-U.S. Greyhound Plan that would materially increase the expense of maintaining such Non-U.S. Greyhound Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof; and

(iii)           each Non-U.S. Greyhound Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 4.11.   Labor and Employment Matters.  (a) Neither Greyhound nor any Greyhound Subsidiary is a party to any collective bargaining agreement, collective agreement, trade union, works council agreement or other labor union contract applicable to persons employed by Greyhound or any Greyhound Subsidiary, and, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Greyhound or any Greyhound Subsidiary; (b) there are no unfair labor practice complaints pending or threatened against Greyhound or any Greyhound Subsidiary before the National Labor Relations Board or any other Governmental Authority ; (c) Greyhound and each Greyhound Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; (d) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Greyhound or any Greyhound Subsidiary has employed or currently employs any Person; and (e) Greyhound has no Liability with respect to any misclassification of any Contingent Worker and no Contingent Worker has been improperly excluded from any Greyhound Plan.

SECTION 4.12.   Real Property; Title to Assets.  (a)  Section 4.12(a) of the Greyhound Disclosure Schedule lists each parcel of real property currently owned by Greyhound or any Greyhound Subsidiary.  Each parcel of real property owned by Greyhound or any Greyhound Subsidiary (i) is owned free and clear of all Liens, other than Permitted Liens, and (ii) is not being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Greyhound, has any such condemnation, expropriation or taking been proposed.

(b)           Section 4.12(b) of the Greyhound Disclosure Schedule lists the common address of each parcel of real property currently leased or subleased by Greyhound or any Greyhound Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, and each amendment to any of the foregoing (collectively, the “Greyhound Lease Documents”).  All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute such a default) by Greyhound or any Greyhound Subsidiary or, to Greyhound’s knowledge, by the other party to such lease or sublease.

(c)           To Greyhound’s knowledge, there are no legal restrictions that preclude the ability to use any real property owned or leased by Greyhound or any Greyhound Subsidiary for the purposes for which it is currently being used.

(d)           Each of Greyhound and the Greyhound Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material properties and assets (other than Intellectual Property, which is covered by Section 4.13 below) used in its business, free and clear of any Liens, except for Permitted Liens.

SECTION 4.13.   Intellectual Property.  (a)  (i) To the knowledge of Greyhound, the conduct of the businesses of Greyhound and the Greyhound Subsidiaries has not in the last six (6) years, and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person (including any right to privacy), and (ii) as of the date hereof, there is no Action concerning the foregoing initiated by any person against Greyhound or any Greyhound Subsidiary pending before any Governmental Authority or, to the knowledge of Greyhound, threatened against Greyhound or any Greyhound Subsidiary.

(b)           Except as set forth on Section 4.17(a)(vii) of the Greyhound Disclosure Schedule, Greyhound or a Greyhound Subsidiary is the owner of the entire right, title and interest in and to the Greyhound Owned Intellectual Property, free and clear of all Liens other than non-exclusive licenses entered in the ordinary course of business, which by their terms do not entail the licensing or provision of any source code.  Greyhound or a Greyhound Subsidiary is entitled to use the Greyhound Owned Intellectual Property in the continued operation of its respective business.  “Greyhound Owned Intellectual Property” means each item of Intellectual Property owned by Greyhound or a Greyhound Subsidiary that is material to the business, financial condition or results of operations of Greyhound and the Greyhound Subsidiaries taken as a whole.

(c)           With respect to each item of Intellectual Property licensed to Greyhound or a Greyhound Subsidiary that is material to the business, financial condition or results of operations of Greyhound and the Greyhound Subsidiaries taken as a whole (“Greyhound Licensed Intellectual Property”), Greyhound or a Greyhound Subsidiary has a valid right to use such Greyhound Licensed Intellectual Property in the continued operation of its respective business.

(d)           The Greyhound Owned Intellectual Property and the Greyhound Licensed Intellectual Property include all of the material Intellectual Property used in connection with the operation of Greyhound’s and the Greyhound Subsidiaries’ businesses.

(e)           The Greyhound Owned Intellectual Property and, to the knowledge of Greyhound, the Greyhound Licensed Intellectual Property has not been adjudged invalid or unenforceable in whole or in part, and is currently in compliance with any and all maintenance fee and renewal payments.

(f)           Greyhound and the Greyhound Subsidiaries have taken commercially reasonable measures to maintain in confidence all material trade secrets and confidential information owned or used by Greyhound and the Greyhound Subsidiaries in connection with the operation of their businesses as presently conducted.  All persons who have participated in the creation or development of any of the Greyhound Owned Intellectual Property have executed and delivered to Greyhound a valid and enforceable agreement (i) providing for the non-disclosure by such person of any confidential information of Greyhound and (ii) providing for the assignment by such person to Greyhound of any Intellectual Property arising out of such person’s employment by or contract with Greyhound.

(g)           To the knowledge of Greyhound, no person is engaging in any activity that infringes, misappropriates or otherwise violates any Greyhound Owned Intellectual Property in any material respect.

(h)           Neither Greyhound or any Greyhound Subsidiary is bound by or subject to any contract or agreement under which the execution of this Agreement or the consummation of the Transactions will result in (i) the grant of any license under, or the creation of any Lien on, any Intellectual Property that is owned by or licensed to Greyhound or any Greyhound Subsidiary, which such party was not bound by or subject to prior to the Closing, (ii) Greyhound or any Greyhound Subsidiary being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other material restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (iii) Greyhound or any Greyhound Subsidiary being obligated to (A) pay any royalties, honoraria, fees or other payments to any person in material excess of those payable by such party prior to the Closing, or (B) provide or offer any discounts or other reduced payment obligations to any person in material excess of those provided to such person prior to the Closing.

(i)           No Public Software forms part of, is incorporated into or is being (or has been) distributed with, in whole or in part, any Greyhound Product in a manner that would (A) require the licensing, disclosure or distribution of any portion of any source code of  the Greyhound Products (other than source code that is a part of such Public Software); or (B) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing of any Greyhound Products; or (C) except as specifically permitted by Law, allow any person to decompile, disassemble or otherwise reverse-engineer any source code within (or distributed with) the Greyhound Products (other than source code that is a part of such Public Software); or (D) require the licensing of any Greyhound Products to any other person for the purpose of making derivative works.  With respect to any Public Software listed therein, Section 4.13(i) of the Greyhound Disclosure Schedule also identifies the underlying Public

Software, the license agreement governing the use of such Public Software, where such agreements exist, the particular Greyhound Products in which such Public Software is present and the nature of use of such Public Software.

SECTION 4.14.   Taxes.  Greyhound and the Greyhound Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings.  All such Tax returns are true, accurate and complete in all material respects.  Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of Greyhound, threatening to assert, against Greyhound or any Greyhound Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.  Neither Greyhound nor any Greyhound Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax deemed material.  The accruals and reserves for Taxes reflected in the Most Recent Greyhound Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP.  There are no Tax liens upon any property or assets of Greyhound or any of the Greyhound Subsidiaries except liens for current Taxes not yet due.  Neither Greyhound nor any of the Greyhound Subsidiaries is currently required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Greyhound or any of the Greyhound Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to be material.  Neither Greyhound nor any Greyhound Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years.  To the knowledge of Greyhound, neither Greyhound nor any of its Affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as exchanges under the provisions of Section 351 of the Code.  Greyhound is not aware of any agreement, plan or other circumstance that would prevent the Mergers from qualifying as exchanges under the provisions of Section 351 of the Code.

SECTION 4.15.   Environmental Matters.  Except as could not reasonably be expected, individually or in the aggregate, to have a Greyhound Material Adverse Effect:

(a)           none of Greyhound or any Greyhound Subsidiary has violated, or is in violation of, any Environmental Law;

(b)           none of the properties currently or formerly owned, leased or operated by Greyhound or any Greyhound Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance;

(c)           none of Greyhound or any Greyhound Subsidiary is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances;

(d)           none of Greyhound or any Greyhound Subsidiary is actually, potentially or allegedly liable under any Environmental Law;

(e)           Greyhound and the Greyhound Subsidiaries have all permits, licenses and other authorizations necessary for each of Greyhound or the Greyhound Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and required under any Environmental Law and Greyhound and the Greyhound Subsidiaries have always been and are in compliance in all material respects with such permits, licenses and other authorizations; and

(f)           neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law.

SECTION 4.16.   Greyhound Board Approval; Greyhound Stockholder Approval.  (a)  The Greyhound Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Greyhound Merger and the other Transactions to which it is a party are fair to and in the best interests of Greyhound and its stockholders, (ii) approved this Agreement, the Greyhound Merger and the other Transactions and declared their advisability, (iii) recommended that the stockholders of Greyhound approve and adopt this Agreement, and approve the Greyhound Merger and the other Transactions to which it is a party and (iv) confirmed that the Greyhound Stock Options will not accelerate as a result of the this Agreement, the Greyhound Merger or the other Transactions.

(b)           The only vote of the holders of any class or series of capital stock of Greyhound necessary to approve this Agreement, the Greyhound Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Greyhound Capital Stock, voting together as single class, in favor of the approval and adoption of this Agreement (the “Greyhound Stockholder Approval”).

SECTION 4.17.   Material Contracts.  (a)  Subsections (i) through (xi) of Section 4.17(a) of the Greyhound Disclosure Schedule list the following types of contracts and agreements to which Greyhound or any Greyhound Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.17(a) of the Greyhound Disclosure Schedule being the “Material Greyhound Contracts”):

(i)           each contract and agreement which is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract or agreement, other than (A) contracts with customers for the sale of products and services in the ordinary course of business and (B) contracts which are otherwise terminable upon not more than 90 days written notice by Iris or any Iris Subsidiary;

(ii)          all contracts and agreements evidencing outstanding Indebtedness;

(iii)         all leases of real property leased for the use or benefit of Greyhound or any Greyhound Subsidiary having an annual rent in excess of $200,000;

(iv)         all material contracts and agreements with any Governmental Authority to which Greyhound or any Greyhound Subsidiary is a party;

(v)          all contracts and agreements that limit, or purport to limit, the ability of Greyhound, any Greyhound Subsidiary or any controlled Affiliate of Parent (such controlled Affiliates determined immediately following the Effective Time) to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vi)         all contracts for employment with the officers and directors of Greyhound and the Greyhound Subsidiaries and any other employee with annual compensation in excess of $200,000;

(vii)        all contracts and agreements related to the sale, licensing, development or use of material Intellectual Property to which Greyhound or any Greyhound Subsidiary is a party (which, for the avoidance of doubt, shall not include (x) any licenses of Greyhound Commercially Available Software, or (y) any licenses of Public Software), other than contracts with customers of Greyhound or any Greyhound Subsidiary for the sale of products and services entered in the ordinary course of business, which by their terms do not entail the licensing or provision of any source code to the customer;

(viii)       all contracts which provide for a covenant not to sue;

(ix)         each agreement or contract entered into by Greyhound or any Greyhound Subsidiary with the twenty (20) largest customers of Greyhound based on revenue recognized through such contracts in the last twelve (12) completed fiscal months;

(x)          all joint venture contracts, partnership arrangements or other agreements involving a sharing of profits, losses, costs or liabilities by Greyhound or any Greyhound Subsidiary with any third party; and

(xi)         all management contracts (excluding contracts for employment) and contracts with other consultants, in each case that contractually obligate Greyhound or any Greyhound Subsidiary to pay in excess of $200,000 in any given 12 month period, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Greyhound or any Greyhound Subsidiary or income or revenues related to any product of Greyhound or any Greyhound Subsidiary to which Greyhound or any Greyhound Subsidiary is a party.

(b)          Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Greyhound from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Greyhound Material Adverse Effect:

(i)           each Material Greyhound Contract is a legal, valid and binding agreement;

(ii)           none of Greyhound or any Greyhound Subsidiary has received any claim of breach or violation of, or default under, any Material Greyhound Contract and none of

Greyhound or any Greyhound Subsidiary is in breach or violation of, or default under, any Material Greyhound Contract;

(iii)         to Greyhound’s knowledge, no other party is in breach or violation of, or default under, any Material Greyhound Contract; and

(iv)         neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Greyhound or any Greyhound Subsidiary under any Material Greyhound Contract.

Greyhound has furnished or made available to Iris true and complete copies of all Material Greyhound Contracts, including any amendments thereto.

SECTION 4.18.   Insurance.  (a)  Section 4.18(a) of the Greyhound Disclosure Schedule sets forth, with respect to each insurance policy under which Greyhound or any Greyhound Subsidiary is currently an insured, a named insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

(b)           With respect to each such insurance policy:  (i) to the knowledge of Greyhound, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Greyhound nor any Greyhound Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of Greyhound, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)           At no time in the three years prior to the date of this Agreement has Greyhound or any Greyhound Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years.

SECTION 4.19.   Certain Business Practices.  None of Greyhound, any Greyhound Subsidiary or, to Greyhound’s knowledge, any directors or officers, agents or employees of Greyhound or any Greyhound Subsidiary, has (i) used any funds or assets for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

SECTION 4.20.   Interested Party Transactions.  No director, officer or other Affiliate of Greyhound or any Greyhound Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that purchases from or sells or furnishes to, Greyhound or any Greyhound Subsidiary, any goods or services other than goods and services purchased, sold or furnished in the ordinary course of business in arm’s-length business transactions; (ii) a beneficial interest in any contract or agreement disclosed in Section 4.17 of the Greyhound Disclosure Schedule; or (iii) any contractual or other arrangement with Greyhound or any Greyhound Subsidiary other than goods and services purchased, sold or furnished in the ordinary course of business in arm’s-length business transactions; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20.  Greyhound and the Greyhound Subsidiaries have not, since December 31, 2007, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Greyhound (excluding reimbursement business expenses incurred in the ordinary course of business), or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Greyhound.

SECTION 4.22.   No Other Representations.  Except for the representations and warranties set forth in this Article IV, Iris, acknowledge and agree that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Greyhound to Iris, and Greyhound hereby disclaims any such representation or warranty, whether by or on behalf of Greyhound.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.   Conduct of Business by Iris Pending the Mergers.  Iris agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Iris Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Greyhound shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)           the businesses of Iris and the Iris Subsidiaries shall be conducted only in, and Iris and the Iris Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii)           Iris shall use commercially reasonable efforts to preserve substantially intact the business organization of Iris and the Iris Subsidiaries, to keep available the services of the current officers, employees and consultants of Iris and the Iris Subsidiaries and to preserve the current relationships of Iris and the Iris Subsidiaries with customers, suppliers and other persons with which Iris or any Iris Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Iris Disclosure Schedule, neither Iris nor any Iris Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Greyhound (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of any Iris Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Iris Subsidiary or (ii) assets of Iris or any Iris Subsidiary with a value in excess of $200,000 (other than discounts or forgiveness of accounts receivable in the ordinary course of business);

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly-owned Iris Subsidiary to Iris or any other wholly-owned Iris Subsidiary and (ii) cash distributions;

(d)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of any Iris Subsidiary;

(e)           (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money (other than pursuant to Iris’ existing borrowing facilities, as amended from time to time) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than Iris or any Iris Subsidiary), or make any loans or advances other than loans and advances to officers and employees for unreimbursed business expenses incurred in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) make, authorize, or make any commitment with respect to, capital expenditures in excess of the capital expenditure forecast attached to Section 5.01(e) of the Iris Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e) (it being acknowledged and agreed that Iris shall be permitted to extend its existing borrowing facilities as deemed necessary or reasonable by the Iris Board);

(f)           increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for (i) increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of

Iris or any Iris Subsidiary who are not directors or officers of Iris or any Iris Subsidiary, (ii) any increase required pursuant to any Material Iris Contract set forth in Section 3.17 of the Iris Disclosure Schedule as in effect as of the date hereof or (iii) any increase in benefits required by Law, or grant any severance or termination pay to (other than pursuant to Iris’ existing severance program as in effect as of the date hereof and disclosed on Section 3.10(a) of the Iris Disclosure Schedule), or, except as required by applicable Law, enter into any employment or severance agreement with, any director, officer or other employee of Iris or of any Iris Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, works council, trade union, bonus, profit-sharing, thrift, incentive compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g)          [Intentionally deleted];

(h)          take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(i)           make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability other than in the ordinary course of business in a manner consistent with past practice;

(j)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Most Recent Iris Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(k)          amend, modify or consent to the termination of any Material Iris Contract, or amend, waive, modify or consent to the termination of Iris’ or any Iris Subsidiary’s material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(l)           commence or settle any Action other than in the ordinary course of business and consistent with past practice;

(m)         (i) permit any registration (or application for registration) of material item of Iris Owned Intellectual Property, or any material unregistered copyright or trademark included in the Iris Owned Intellectual Property, to lapse or to be abandoned, dedicated, or disclaimed, (ii) fail to maintain in confidence all material trade secrets and confidential information owned or used by Iris or any Iris Subsidiary; (iii) fail to perform or make any applicable filings, recordings or other similar actions with respect to any registration (or application for registration) of material Iris Owned Intellectual Property, or (iv) fail to pay all required fees and Taxes necessary to maintain and protect its interest in each registration (or application for registration) of material item of Iris Owned Intellectual Property;

(n)          except in the ordinary course of business and in a manner consistent with past practice, propose or consent to any change to the pricing of any Iris Products, or offer any discounts to any customers of Iris or any Iris Subsidiary;

(o)          accelerate the collection of receivables or otherwise manage working capital except in the ordinary course of business and in a manner consistent with past practice; or

(p)          announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02.   Conduct of Business by Greyhound Pending the Merger.  Greyhound agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Greyhound Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Iris shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)           the businesses of Greyhound and the Greyhound Subsidiaries shall be conducted only in, and Greyhound and the Greyhound Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii)           Greyhound shall use commercially reasonable efforts to preserve substantially intact the business organization of Greyhound and the Greyhound Subsidiaries, to keep available the services of the current officers, employees and consultants of Greyhound and the Greyhound Subsidiaries and to preserve the current relationships of Greyhound and the Greyhound Subsidiaries with customers, suppliers and other persons with which Greyhound or any Greyhound Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.02 of the Greyhound Disclosure Schedule, neither Greyhound nor any Greyhound Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Iris (which consent shall not be unreasonably withheld, conditioned or delayed):

(b)          amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(c)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of any Greyhound Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any

Greyhound Subsidiary or (ii) assets of Greyhound or any Greyhound Subsidiary with a value in excess of $500,000 (other than discounts or forgiveness of accounts receivable in the ordinary course of business);

(d)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly owned Greyhound Subsidiary to Greyhound or any other Greyhound Subsidiary and (ii) cash distributions;

(e)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of any Greyhound Subsidiary;

(f)           (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money (other than pursuant to Greyhound’s existing borrowing facilities, as amended from time to time) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than Greyhound or any Greyhound Subsidiary), or make any loans or advances other than loans and advances to officers and employees for unreimbursed business expenses incurred in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) make, authorize, or make any commitment with respect to, capital expenditures in excess of the capital expenditure forecast attached to Section 5.02(e) of the Greyhound Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.02(e);

(g)           increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for (i) increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Greyhound or any Greyhound Subsidiary who are not directors or officers of Greyhound or any Greyhound Subsidiary, (ii) any increase required pursuant to any Material Greyhound Contract set forth in Section 4.17 of the Greyhound Disclosure Schedule as in effect as of the date hereof or (iii) any increase in benefits required by Law, or grant any severance or termination pay to (other than pursuant to Greyhound’s existing severance program as in effect as of the date hereof and disclosed on Section 4.10(a) of the Greyhound Disclosure Schedule), except as required by applicable Law, or, except are required by applicable Law, enter into any employment or severance agreement with, any director, officer or other employee of Greyhound or of any Greyhound Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, works council, trade union, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(h)          take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(i)           make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability other than in the ordinary course of business in a manner consistent with past practice;

(j)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of Greyhound and the Most Recent Greyhound Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(k)           amend, modify or consent to the termination of any Material Greyhound Contract, or amend, waive, modify or consent to the termination of Greyhound’s or any Greyhound Subsidiary’s material rights thereunder, other than in the ordinary course of business and consistent with past practice; or

(l)           announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.   Stockholder Approval.  (a)  Immediately following the execution of this Agreement, Iris shall obtain and file with the Secretary of Iris (with a copy to be delivered to Greyhound) the Iris Written Consent providing the Iris Stockholder Approval.  Iris shall promptly, but in no event later than ten (10) days after the date hereof: (i) mail notice to the holders of Iris Capital Stock of the Iris Stockholder Approval pursuant to and in accordance with the applicable provisions of the DGCL and its charter documents (the “Iris Stockholder Notice”); and (ii) cause the Iris Merger, the adoption of this Agreement and the Transactions be submitted to all such remaining holders of Iris Capital Stock for their approval and adoption by written consent pursuant to the Iris Stockholder Written Consent, if required by the DGCL and its charter documents.  The Board of Directors of Iris shall not alter, modify, change or revoke its unanimous approval of the Iris Merger, this Agreement and the Transactions and its unanimous recommendation to Iris Stockholders to vote in favor of the Iris Merger, adoption of this Agreement and the Transactions.

(b)           Immediately following the execution of this Agreement, Greyhound shall obtain and file with the Secretary of Greyhound (with a copy to be delivered to Iris) the Greyhound Written Consent providing the Greyhound Stockholder Approval.  Greyhound shall promptly, but in no event later than ten (10) days after the date hereof: (i) mail notice to the holders of Greyhound Capital Stock of the Greyhound Stockholder Approval pursuant to and in accordance with the applicable provisions of the DGCL and its charter documents (the

“Greyhound Stockholder Notice”); and (ii) cause the Greyhound Merger, the adoption of this Agreement and the Transactions be submitted to all such remaining holders of Greyhound Capital Stock for their approval and adoption by written consent pursuant to the Greyhound Stockholder Written Consent, if required by the DGCL and its charter documents.  The Board of Directors of Greyhound shall not alter, modify, change or revoke its unanimous approval of the Greyhound Merger, this Agreement and the Transactions and its unanimous recommendation to Greyhound Stockholders to vote in favor of the Greyhound Merger, adoption of this Agreement and the Transactions.

(c)           In connection with seeking to obtain the written consent of the holders of the Iris Capital Stock contemplated by paragraph (a) above and seeking to obtain the requisite approval of the holders of the Iris Capital Stock that certain payments contemplated to be made pursuant to this Agreement do not constitute “parachute payments” within the meaning of Section 280G of the Code, Iris shall prepare, and cause to be mailed promptly after the date hereof, to the holders of the Iris Capital Stock, a disclosure document including relevant information with respect to this Agreement and the Transactions (the “Iris Disclosure Document”), meeting the requirements of applicable securities Laws, the DGCL and the Code.  Iris shall deliver a draft of the Iris Disclosure Document to Greyhound promptly after the date hereof and, promptly following such delivery, Greyhound shall provide Iris its comments, if any, regarding the Iris Disclosure Document, including those portions relating to “parachute payments” within the meaning of Section 280G of the Code, and Iris shall, in good faith, incorporate such comments.  Iris shall provide a copy of the final Iris Disclosure Document to Greyhound prior to distributing it to the holders of the Iris Capital Stock.  The Iris Disclosure Document and any amendments or supplements thereto shall contain the unanimous recommendation of the Board of Directors of Iris that the holders of the Iris Capital Stock approve this Agreement, the Iris Merger and the Transactions.  The Iris Disclosure Document shall not make the approval of the Transactions contingent or otherwise conditioned on the approval of any “parachute payments” within the meaning of Section 280G of the Code.  Anything to the contrary contained herein notwithstanding, Iris shall not include in the Iris Disclosure Document and any amendments or supplements thereto any information with respect to Greyhound or its Affiliates, unless the form and content of such information shall have been approved by Greyhound prior to such inclusion.

(d)           In connection with seeking to obtain the written consent of the holders of the Greyhound Capital Stock contemplated by paragraph (a) above, Greyhound shall prepare, and cause to be mailed promptly after the date hereof, to the holders of the Greyhound Capital Stock, a disclosure document including relevant information with respect to this Agreement and the Transactions (the “Greyhound Disclosure Document”), meeting the requirements of applicable securities Laws, the DGCL and the Code.  Greyhound shall deliver a draft of the Greyhound Disclosure Document to Iris promptly after the date hereof and, promptly following such delivery, Iris shall provide Greyhound its comments, if any, regarding the Greyhound Disclosure Document, and Greyhound shall, in good faith, incorporate such comments.  Greyhound shall provide a copy of the final Greyhound Disclosure Document to Iris prior to distributing it to the holders of the Greyhound Capital Stock.  The Greyhound Disclosure Document and any amendments or supplements thereto shall contain the unanimous recommendation of the Board of Directors of Greyhound that the holders of the Greyhound Capital Stock approve this Agreement, the Greyhound Merger and the Transactions.  Anything

to the contrary contained herein notwithstanding, Greyhound shall not include in the Greyhound Disclosure Document and any amendments or supplements thereto any information with respect to Iris or its Affiliates, unless the form and content of such information shall have been approved by Iris prior to such inclusion.

SECTION 6.02.   Access to Information; Confidentiality.  (a)  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Iris or Greyhound or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, Iris and Greyhound shall (and shall cause their respective subsidiaries to):  (i) provide to the other Party (and the other Party’s financing sources and the other Party’s and its financing sources’ respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request.

(b)           All information obtained by the Parties pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated May 19, 2009 (the “Confidentiality Agreement”), between GXS, Inc. and Inovis, Inc.

(c)           No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

SECTION 6.03.   No Solicitation of Transactions.  Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.01, each Party to this Agreement agrees that neither it nor any of its subsidiaries nor any of the directors, officers or employees of it or any of its subsidiaries will, and that it will cause its and its subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), not to, directly or indirectly: (a) solicit, knowingly encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of such Party’s business, properties or technologies, or a material amount of the such Party’s capital stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information to any person concerning such Party’s business, technologies or properties or afford to any person or entity access to its properties, technologies, books or records, in each instance where such disclosure or affording of access would reasonably be expected to lead to a proposal for a transaction specified in clause (a) of this Section 6.03, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the such Party’s capital stock or assets of such Party, other than inventory in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of the such Party, whether by merger, purchase of assets, license, tender offer or otherwise.  In the event that any Party or any of such Party’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, such Party shall immediately notify the other Party thereof, including information as to the identity of the offeror or the Party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto to which such Party has reasonable access, as the other Party may reasonably request.  The Parties agree that irreparable damage would occur in the event that the provisions of this Section 6.03 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the Parties that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 6.03 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Party may be entitled at law or in equity.

SECTION 6.04.   Employee Benefits Matters.  (a)  From and after the Effective Time, Parent shall cause the Surviving Corporations and their subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of Greyhound, Iris and their respective subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of Greyhound, Iris or their respective subsidiaries.  Employees of Greyhound, Iris and their respective subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporations or any of their respective subsidiaries for service accrued or deemed accrued prior to the Effective Time with Greyhound, Iris or their respective subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Greyhound, Iris or their respective subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of Greyhound, Iris and their respective subsidiaries in the calendar year in which the Effective Time occurs.

(b)           Notwithstanding anything to the contrary contained in this Agreement, no provision under this Agreement, whether express or implied, shall (i) constitute or create an employment agreement with any employee of Parent, the Surviving Corporations or any of their Affiliates, (ii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (iii) alter or limit Parent’s, the Surviving Corporations’ or any of their Affiliates’ ability to amend, modify or terminate any benefit plan, program, agreement or arrangement.  Parent, Greyhound and Iris acknowledge and agree that all provisions contained in this Agreement with respect to the employees of Greyhound, Iris or any of their Affiliates are included for the sole benefit of the Parent, Greyhound, Iris and their respective Affiliates, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other person, including, any current or former employee, any participant in any existing benefit plan or arrangement of the Parent, Greyhound, Iris or their respective Affiliates or any dependent or beneficiary thereof or (ii) to continued employment with the Parent, Greyhound, Iris or any of their respective Affiliates.

(c)           Unless Parent directs otherwise in writing no less than five (5) Business Days prior to the Effective Time, each of Iris and Greyhound shall amend their employee benefit plans that are qualified under Section 401(a) of the Code and that contain a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”) in accordance with the provisions of this Section 6.04(c), which amendments may be conditioned on the consummation of the transactions contemplated by this Agreement.  Prior to the Initial Effective Time, Iris shall take all actions necessary or desirable to terminate its 401(k) Plan (the “Iris 401(k) Plan”), effective not later than the day immediately preceding the Initial Effective Time, and to amend the Iris 401(k) Plan to allow for participants thereunder to rollover loans under the Iris 401(k) Plan to an eligible retirement plan that permits such rollovers.  Prior to the Effective Time, Greyhound shall take all actions necessary or desirable to amend its 401(k) Plan (the “Greyhound 401(k) Plan”) to accept the rollover of loans from the Iris 401(k) Plan and to transfer sponsorship of the Greyhound 401(k) to Parent, effective as of the Effective Time, and Parent shall take all actions necessary or desirable to assume the sponsorship of Greyhound’s 401(k) Plan, effective as of the Effective Time.  Not later than three (3) Business Days prior to taking such actions as required by the foregoing provisions of this Section 6.04(c), each of Iris, Greyhound and Parent shall provide to the other parties for their information and review copies of all board resolutions, amendments and other documentation required to take such actions, as well as all correspondence Iris and Greyhound intend to send to the participants in the relevant 401(k) Plan regarding such actions.  Each of Iris, Greyhound and Parent shall reasonably and promptly, but in no event later than one (1) Business Day prior to the Effective Time or the Initial Effective Time, as applicable, provide the other parties with evidence reasonably acceptable to the parties not taking the required action that each 401(k) Plan has been amended as contemplated under this Section 6.04(c).  Parent shall work with both Iris and Greyhound reasonably and in good faith to effect all required or desirable 401(k) Plan amendments as contemplated by this Section 6.04(c) and to provide timely notice thereof to the affected employees by means of the correspondence reviewed by Parent.

SECTION 6.05.   Directors’ and Officers’ Indemnification and Insurance.  (a)  The Certificates of Incorporation and by-laws of the Surviving Corporations shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporations of Greyhound and Iris, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Iris or Greyhound, unless such modification shall be required by applicable Law.  Parent shall cause the Surviving Corporations to fulfill their respective obligations under such provisions of the Surviving Corporations’ respective certificates of incorporation and by-laws.

(b)           In the event Parent, the Greyhound Surviving Corporation or the Iris Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Greyhound Surviving Corporation or the Iris Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(c)           Parent shall cause to be maintained in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Greyhound and Iris (provided that Parent may (i) substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable or (ii) require either or both of the Surviving Corporations to obtain such coverage through a pre-paid “tail” insurance policy under their respective existing insurance policies) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.05(b) more than 300% of current annual premiums paid by Iris or Greyhound, as applicable, for such insurance, it being understood that, in each case, Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

SECTION 6.06.   Notification of Certain Matters.  Iris shall give prompt notice to Greyhound, and Greyhound shall give prompt notice to Iris, of (a) the occurrence, or non occurrence, of any event the occurrence, or non occurrence, of which could reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect such that the conditions set forth in Section 7.02 or Section 7.03, as applicable, could not reasonably be expected to be satisfied and (b) any failure of Iris, Greyhound or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

SECTION 6.07.   Further Action; Reasonable Best Efforts.  (a)  Upon the terms and subject to the conditions of this Agreement, each of the Parties shall each (i) use best efforts to make as promptly as practicable (with a target date of three business days after the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Iris or Greyhound or their subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger (it being understood that, based on the information provided by the Parties to each other, the Parties do not intend to make any antitrust or competition filing with any Governmental Authority other than their respective filings and submissions under the HSR Act and Greyhound’s UK Antitrust Filing); provided that, except as may be required in connection with the Greyhound UK Antitrust Filing, neither Greyhound nor Iris will be required by this Section 6.07 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires, before or after the Effective Time, the divestiture of any of its assets or of any of the assets of its subsidiaries or (B) limits, before or after the Effective Time, its freedom of action with respect to, or its ability to retain, any of its assets or businesses or of any of the assets or businesses of its subsidiaries.  In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall use their reasonable best efforts to take all such action.

(b)           Iris acknowledges that Greyhound intends to make a voluntary filing with respect to the transactions contemplated by this Agreement under the Enterprise Act 2002 (the “Greyhound UK Antitrust Filing”) and shall use its reasonable best efforts to cooperate with Greyhound in connection with such filing.

(c)           By way of amplification and not limitation, the Parties shall each use reasonable best efforts to give all required notices to parties to contracts and obtain all consents from such parties that may be required as a result of consummation of the Transactions.

SECTION 6.08.   Tax Treatment. (a)  Prior to and at the Effective Time, each Party shall use its reasonable best efforts to cause the Mergers to qualify as exchanges under the provisions of Section 351 of the Code, and shall not take any action reasonably likely to cause the Mergers not to so qualify.

(b)           As of the date hereof, Iris does not know of any reason why it would not be able to deliver to counsel to Greyhound, at the date of the legal opinion referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firm to deliver the legal opinion contemplated by Section 7.03(e), and Iris hereby agrees to use its reasonable best efforts to deliver such certificates effective as of the date of such opinion.

(c)           As of the date hereof, Greyhound does not know of any reason why it would not be able to deliver to counsel to Greyhound, at the date of the legal opinion referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firm to deliver the legal opinion or opinions contemplated by Section 7.03(e), and Greyhound hereby agrees to use its reasonable best efforts to deliver such certificate effective as of the date of such opinion.

SECTION 6.09.   Conduct of Business by Parent, Greyhound Merger Sub and Iris Merger Sub.  Prior to the Effective Time and subject to any applicable regulatory approvals, Greyhound shall cause Parent, Greyhound Merger Sub and Iris Merger Sub to (a) perform their respective obligations under this Agreement in accordance with the terms hereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated by this Agreement, (b) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the transactions contemplated hereby, (c) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any lien upon their respective properties or assets which would attach to any properties or assets of  Parent or the Surviving Companies after the Effective Time, except, in the case of (b), (c) and (d), as mutually agreed in writing between Iris and Greyhound.

SECTION 6.10.   Press Releases.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Greyhound and Iris.  Thereafter, until the Effective Time, none of the Parties shall issue any press release regarding this Agreement, the Mergers or the Transactions without the prior written consent of the other Parties.

SECTION 6.11.   Board of Directors and Officers of Parent.  (a)  Iris shall take all such action as may be necessary (i) to cause the number of directors comprising the Board of Directors of Parent as of the Effective Time to be increased to nine members and (ii) to cause David Stanton, David Golob, Venkat Mohan, Carl Wilson, John McKenna, Gary Greenfield, the Chief Executive Officer of Greyhound, Prescott Ashe and Kevin Genda (the “Designated Directors”) to be appointed to the Board of Directors of Parent as of the Effective Time, to serve until the next annual election of directors of Parent.

(b)           Iris shall take all such action as may be necessary to cause those individuals identified by Greyhound at least three (3) days prior to the Effective Time to become officers of Parent from the Effective Time, serving in their respective offices, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified (the “Designated Officers”).

SECTION 6.12.   Stockholders Agreement; Certificate of Designation; Related Party Agreements.  (a)  Each of the Parties shall use reasonable best efforts to cause its stockholders and/or subsidiaries, as applicable, to execute a Stockholders Agreement of Parent, in the form attached hereto as Exhibit D (the “Stockholders Agreement”), to take effect at the Effective Time.

(b)           Iris shall cause Parent to file a certificate of amendment to its certificate of incorporation and the Certificate of Designation with the Delaware Secretary of State and shall authorize the Parent Closing Authorized Capital and establish the Parent Preferred Stock in accordance with the terms set forth in the Certificate of Designation no later than the Initial Effective Time.

(c)           Except as set forth in Section 6.12(c) of the Iris Disclosure Schedule, Iris shall cause to be terminated prior to, or effective upon, the Initial Effective Time, each contractual or other arrangement required to be set forth in Section 3.20 of the Iris Disclosure Schedule, with no continuing liability or obligations of Parent, the Surviving Corporations or their subsidiaries thereunder other than liability for pre-Initial Effective Time indemnification obligations.

(d)           Except as set forth in Section 6.12(d) of the Greyhound Disclosure Schedule, Greyhound shall cause to be terminated prior to, or effective upon, the Effective Time, each contractual or other arrangement required to be set forth in Section 4.20 of the Greyhound Disclosure Schedule, with no continuing liability or obligations of Parent, the Surviving Corporations or their subsidiaries thereunder other than liability for pre-Effective Time indemnification obligations.

SECTION 6.13.   Financing.  Iris shall use reasonable best efforts to, and shall cause the Iris Subsidiaries to use reasonable best efforts to, provide on a timely basis all such reasonable assistance and cooperation in connection with the Financing as may be reasonably requested by Greyhound, including (i) making senior management of Iris reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective sources of finance in performing their due diligence, (ii) subject to the Confidentiality Agreement, providing due diligence materials to potential financing sources, (iii) furnishing all financial statements and financial and other information that are reasonably required in connection with the Financing, (iv) assisting Greyhound and its financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for the Financing and materials for rating agency presentations, (v) cooperating with the marketing efforts of Greyhound and its financing sources for the Financing, (vi) providing such other documents as may be reasonably requested by Greyhound in connection therewith, and (vii) facilitating the pledge of applicable collateral (including the release of any liens on the assets of Iris and the Iris Subsidiaries), if any, to provide security in connection with the Financing at and after the Closing.   Greyhound shall use reasonable best efforts to raise the Financing.  Greyhound shall promptly forward to Iris a copy of any and all definitive financing documentation (including interim drafts thereof) relating to the Financing, and keep Iris reasonably appraised of the status of the Financing.

SECTION 6.14.   Allocation Schedule. Iris shall deliver to Greyhound an allocation schedule (the “Allocation Schedule”), which Allocation Schedule shall be certified as complete and correct by the Chief Financial Officer of Iris as of the Closing, which shall represent that all amounts allocated to the holders of Iris Capital Stock thereunder are being distributed in accordance with Iris’ certificate of incorporation as in effect on the Closing, and which shall include, among other things, as of the Closing, a list of all Iris Stockholders and recipients of a portion of the Iris Option Payment Amount and their respective addresses, indicating the number of shares of Iris Capital Stock held by such persons (including whether such shares are Iris Class A Stock, Iris Class B Stock, Iris Class C Stock or Iris Class L Stock and the respective certificate numbers), the Pro Rata Portion applicable to each Iris Indemnifying Party, the portion of the Aggregate Iris Merger Consideration and/or Iris Option Payment Amount to be paid to each Iris Stockholder and recipient of a portion of the Iris Option Payment Amount.  Iris shall deliver the Allocation Schedule to Greyhound four (4) Business Days prior to the Closing.  Upon delivery of the Allocation Schedule to Greyhound, Iris shall provide Greyhound and its representatives with reasonable access to the employees, agreements and books and records of Iris to verify the accuracy of the information set forth in the Allocation Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01.   Conditions to the Obligations of Each Party.  The obligations of Iris and Greyhound to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)           Iris Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of Iris Capital Stock in accordance with the DGCL and Iris’ certificate of incorporation.

(b)           Greyhound Stockholder Approval.  This Agreement shall have been approved by the requisite affirmative vote of the holders of Greyhound Capital Stock in accordance with the DGCL and Greyhound’s certificate of incorporation.

(c)           No Order.  Subject to Section 6.07(a), no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)           Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under (i) the HSR Act shall have expired or been terminated and (ii) approvals under any other foreign merger control Laws (A) the approval of which has not been identified as of the date hereof as being required for consummation of the Transactions due to incorrect or incomplete information provided by any Party (provided that no Party may assert this condition if the incorrect or incomplete information was provided by such Party) and (B) the failure of which to obtain would, individually or in the aggregate, provide a reasonable basis to conclude that Parent, Greyhound or Iris or their respective directors or officers would be subject to the risk of criminal liability, shall have been made or obtained.

(e)           Financing.  The Financing shall have been raised and the proceeds thereof representing the Target Financing Raise shall be available to consummate the Transactions.

(f)           Greyhound Maximum Indebtedness.  At least two (2) business days prior to Closing, Greyhound shall have delivered to Iris an unaudited statement, signed by the Chief Financial Officer of Greyhound, setting forth Greyhound’s estimate of the Net Debt of Greyhound immediately prior to the Effective Time (the “Greyhound Net Debt Certificate”), which estimate shall not be greater than $488,200,000 (as adjusted, the “Greyhound Net Debt Maximum”) and which statement shall be reasonably satisfactory to Iris.

(g)           Parent Certificate of Designation.  Parent shall have filed with the Delaware Secretary of State (i) a certificate of amendment to its certificate of incorporation authorizing the Parent Closing Authorized Capital and (ii) the Certificate of Designation.

SECTION 7.02.   Conditions to the Obligations of Iris.  The obligations of Iris to consummate the Iris Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Greyhound contained in this Agreement shall be true and correct as of the Initial Effective Time, as though made on and as of the Initial Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such other representations of Greyhound to be so true and correct

(without giving effect to any limitation as to materiality or Greyhound Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Greyhound Material Adverse Effect.

(b)           Agreements and Covenants.  Greyhound shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Initial Effective Time.

(c)           Officer Certificate.  Greyhound shall have delivered to Iris a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Greyhound, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d)           Stockholders Agreement.  The Greyhound Principal Stockholders shall have executed the Stockholders Agreement.

SECTION 7.03.   Conditions to the Obligations of Greyhound.  The obligations of Greyhound to consummate the Greyhound Merger is subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Iris contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such other representations of Iris to be so true and correct (without giving effect to any limitation as to materiality or Iris Material Adverse Effect set forth therein) would not, individually or in the aggregate, have an Iris Material Adverse Effect.

(b)           Agreements and Covenants.  Iris shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate.  Iris shall have delivered to Greyhound a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Iris, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d)           [Intentionally omitted]

(e)           Tax Opinion.  Greyhound shall have received the opinion of Shearman & Sterling LLP, counsel to Greyhound, based upon representations of Iris and Greyhound and normal assumptions, to the effect that, for United States federal income tax purposes, the exchange of Greyhound Capital Stock for Parent Capital Stock will qualify as either an exchange under the provisions of Section 351 of the Code or a reorganization under the provisions of Section 368 of the Code.  The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling LLP of representation letters from each of Greyhound and Iris as contemplated in Section 6.08 of this Agreement.  Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

(f)           Stockholders Agreement.  The Iris Principal Stockholders shall have executed the Stockholders Agreement.

(g)           Iris Maximum Indebtedness.  Iris will not have more than $144,800,000 of Net Debt reflected on the Estimated Statement, which statement shall be reasonably satisfactory to Greyhound.

(h)           Allocation Schedule.  Iris shall have delivered the Allocation Schedule pursuant to Section 6.14.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.   Termination.  This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Closing by action taken or authorized by the Board of Directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of Iris, Parent and/or Greyhound, as follows:

(a)           by mutual written consent of Greyhound and Iris duly authorized by the Boards of Directors of Greyhound and Iris; or

(b)           by either Greyhound or Iris if the Closing shall not have occurred on or before  the three-month anniversary of the date hereof (which date will be automatically extended in not more than three one-month increments to the extent necessary to satisfy the condition set forth in Section 7.01(d) and so long as all other conditions have been satisfied or shall be capable of being satisfied as of the date of any such extension) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(c)           subject to Section 6.07(a), by either Greyhound or Iris if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of either Merger illegal or otherwise preventing or prohibiting consummation of either Merger; or

(d)           by Greyhound upon a breach of any representation, warranty, covenant or agreement on the part of Iris set forth in this Agreement, or if any representation or warranty of Iris shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (“Terminating Iris Breach”); provided, however, that, if such Terminating Iris Breach is curable by Iris by the Outside Date, then Greyhound may not terminate this Agreement under this Section 8.01(d);

(e)         by Iris upon a breach of any representation, warranty, covenant or agreement on the part of Greyhound set forth in this Agreement, or if any representation or warranty of Greyhound shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (“Terminating Greyhound Breach”); provided, however, that, if such Terminating Greyhound Breach is curable by Greyhound by the Outside Date, then Iris may not terminate this Agreement under this Section 8.01(e);

(f)         by Iris, at any time after the three-month anniversary of the date hereof; or

(g)         by Greyhound, at any time.

SECTION 8.02.   Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such party), except as set forth in Section 8.03; provided, however, that the Confidentiality Agreement, this Section 8.02 and Sections 10.06, 10.10 and 10.11 shall survive any termination of this Agreement.

SECTION 8.03.   Fees and Expenses; Termination Fees.  (a)  Except as set forth in this Section 8.03, all Expenses (as defined below) incurred by the Parties in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses; provided, however, that Parent shall pay all such Expenses in the event the Mergers are consummated (which expenses, to the extent invoiced prior to the Closing Date, shall be paid on the Closing Date).  “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement (and, in the case of Iris and the Iris Subsidiaries, shall include all such fees and expenses incurred by Iris and any Iris Subsidiary or on its behalf in connection with or related to the November 2009 amendments and extensions of its existing credit facilities), but shall exclude any transaction, termination or similar fee payable to GGC Administration LLC, Cerberus Partners, L.P. or Francisco Partners Management LLC or any of their respective Affiliates related thereto (“Transaction Fees”).

(b)           Iris agrees that if (i) (A) this Agreement is terminated pursuant to Section 8.01(b) and the condition set forth in Section 7.03(g) is not satisfied at the time of such termination, (B) this Agreement is terminated pursuant to Section 8.01(f) or (C) this Agreement is terminated pursuant to Section 8.01(d) as a result of Iris’ refusal to consummate the Mergers despite the satisfaction of all of the conditions set forth in Sections 7.01 and 7.02, and (ii) Greyhound has not materially breached its obligations pursuant to this Agreement, then Iris shall pay to Greyhound promptly (but in any event no later than two (2)  Business Days after such termination) a fee of $4,700,000 (the “Iris Termination Fee”), which amount shall be payable in immediately available funds.

(c)           Greyhound agrees that if (i) (A) this Agreement is terminated pursuant to Section 8.01(b) and the condition set forth in Section 7.01(f) is not satisfied at the time of such termination, (B) this Agreement is terminated pursuant to Section 8.01(g) or (C) this Agreement is terminated pursuant to Section 8.01(e) as a result of Greyhound’s refusal to consummate the Mergers despite the satisfaction of all of the conditions set forth in Sections 7.01 and 7.03, and (ii) Iris has not materially breached its obligations pursuant to this Agreement, then Greyhound shall pay to Iris promptly (but in any event no later than two (2) Business Days after such termination) a fee of $12,500,000 (the “Greyhound Net Debt or Convenience Termination Fee”), which amount shall be payable in immediately available funds;

(d)           Greyhound agrees that if (i) this Agreement is terminated pursuant to Section 8.01(b), (ii) no amount is payable pursuant to Section 8.03(b) or Section 8.03(c), (iii) the condition set forth in Section 7.01(e) is not satisfied, (iv) Greyhound has complied in all material respects with its obligations pursuant to Section 6.13, and (v) Iris has not materially breached is obligations pursuant to this Agreement, then Greyhound shall pay to Iris a fee of $7,500,000 (if such termination occurs on or prior to the 90-day anniversary of the date hereof) or $10,000,000 (if such termination occurs during the period beginning on the 91-day anniversary of the date hereof and ending on the 180-day anniversary of the date hereof) (the “Greyhound Financing Termination Fee”), plus the reimbursement of up to $3,250,000 of documented out-of-pocket fees and expenses incurred by Iris in connection with any further extension of its existing credit facility after the date hereof (provided, however, that such expense reimbursement obligation will not apply in the event that (x) Greyhound terminates this Agreement during the two Business day period following Iris's delivery on or prior to February 28, 2010 of an estimate of such fees and expenses or (y) Iris fails to deliver such estimate on or prior to February 28, 2010), which amounts shall be payable in immediately available funds.  Such Greyhound Financing Termination Fee shall be paid in four equal quarterly payments (each equal to 25% of the Greyhound Financing Termination Fee), with the first quarterly payment due promptly (but in any event no later than two (2) Business Days after such termination) following such termination, the second payment due on the three-month anniversary of such termination, the third payment due on the six-month anniversary of such termination and the fourth, and final, payment due on the nine-month anniversary of such termination.

(e)           Greyhound agrees that if (i) this Agreement is terminated pursuant to Section 8.01(b) or Section 8.01(c) (as a result of an action by a Governmental Authority for the purpose of enforcing the competition laws of any jurisdiction), (ii) no amount is payable pursuant to Section 8.03(b), 8.03(c) or 8.03(d), (iii) the condition set forth in Section 7.01(d)(i) is not satisfied (unless such failure is related to the matters described in Section 8.03(e)(iii) of the Greyhound Disclosure Schedule) and (iv) Iris has not materially breached is obligations pursuant to this Agreement, then Greyhound shall pay to Iris, a fee of $3,750,000 (the “Greyhound Antitrust Termination Fee” and, together with the Greyhound Net Debt or Convenience Termination Fee, the Greyhound Financing Termination Fee, each a “Greyhound Termination Fee”, and together with the Iris Termination Fee, each a “Termination Fee”) plus the reimbursement of up to $3,250,000 of documented out-of-pocket fees and expenses incurred by Iris in connection with any further extension of its existing credit facility after the date hereof

(provided, however, that such expense reimbursement obligation will not apply in the event that (x) Greyhound terminates this Agreement during the two Business day period following Iris's delivery on or prior to February 28, 2010 of an estimate of such fees and expenses or (y) Iris fails to deliver such estimate on or prior to February 28, 2010), which amounts shall be payable in immediately available funds.  Such Greyhound Antitrust Termination Fee shall be paid in four equal quarterly payments (each equal to 25% of the Greyhound Antitrust Termination Fee), with the first quarterly payment due promptly (but in any event no later than two (2) Business Days after such termination) following such termination, the second payment due on the three-month anniversary of such termination, the third payment due on the six-month anniversary of such termination and the fourth, and final, payment due on the nine-month anniversary of such termination.

(f)           Each of Greyhound and Iris acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement.  In the event that Greyhound or Iris, as the case may be, shall fail to pay the Greyhound Termination Fee or Iris Termination Fee, respectively, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against Greyhound or Iris, as applicable, for the amounts set forth in this Section 8.03, then Greyhound or Iris, as applicable, shall pay to the prevailing Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit,  together with interest on such unpaid Termination Fee, commencing on the date that such Termination Fee became due, at a rate equal to the rate of interest publicly announced by U.S. Bank National Association, from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.  The Parties agree that, notwithstanding any provision of this Agreement to the contrary, the payments provided for in this Section 8.03 shall be the sole and exclusive remedies, at law or in equity, or otherwise, of the Parties against the other Parties or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees or Affiliates or their Representatives (collectively, with respect to any Party, such Party’s “Related Parties”) for any loss suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise (with respect to any Party, such Party’s “Damages”) and such remedies shall be limited to the sums stipulated in this Section 8.03 regardless of the circumstances giving rise to such termination.

(g)           Notwithstanding anything herein to the contrary:  (i) the maximum aggregate liability of a Party for the Damages of any other Party (inclusive of the Termination Fee, if any, payable by such first Party to such second Party), shall be limited to an amount equal to the Termination Fee, if any, payable by such first Party to such second Party plus any amounts that become payable by such first Party to such second Party under Section 8.03(f) (such first Party’s, “Liability Limitation” with respect to such second Party); (ii) in no event shall any Party or any of its respective Affiliates seek from another Party (x) any Damages in excess of the Liability Limitation of the second party vis-a-vis the first party or (y) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Related Parties of such second Party in connection with this Agreement or the Merger; and (iii) each Party hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to such Party’s Damages, any other Party’s Related Parties, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of such second Party against any Related Party of such second Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for such first Party’s right, if any, to recover a Termination Fee or Damages from such second Party or, if applicable, subject to the Liability Limitation of such second Party vis-a-vis such first Party, from such second Party.

SECTION 8.04.   Amendment.  Subject to applicable Law, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of Greyhound or Iris, no amendment may be made that would reduce the amount or change the type of consideration into which each Greyhound Share or Iris Share, respectively, shall be converted upon consummation of the Merger, without the further approval or adoption of such amendment by the stockholders of Greyhound or Iris, as applicable.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 8.05.   Waiver.  At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.   Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing; provided, however, that the representations and warranties in Section 3.03(a) (Capitalization), 3.04 (Authority Relative to this Agreement), Section 3.21 (Brokers), Section 4.03(a) (Capitalization), 4.04 (Authority Relative to this Agreement), and Section 4.21 (Brokers) (all of such representations and warranties the “Special Representations”) shall survive until fifteen (15) days after the last day of the applicable statute of limitations period relating thereto; provided further that any claim made with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.

SECTION 9.02.    Indemnification by Iris Stockholders.  From and after the Initial Effective Time, each Iris Stockholder and, solely with respect to any indemnification obligation that is subject to the Cap Amount, each recipient of a portion of the Iris Option Payment Amount as of the Initial Effective Time (the “Iris Indemnifying Parties”), on a several and not joint basis (in proportion to their respective Pro Rata Portion with respect to indemnification obligations that are subject to the Cap Amount and in proportion to their respective Shareholder Pro Rata Portion with respect to any other indemnification obligation), hereby agrees to indemnify and hold Parent and its Subsidiaries and their respective officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnified Party”) harmless for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (hereinafter, a “Loss”) suffered or incurred by any such Parent Indemnified Party arising out of or resulting from (i) the breach of (A) any representation or warranty made by Iris contained in this Agreement or (B) any covenant made by Iris contained in this Agreement other than any such breach of a covenant that is material, intentional and knowing (i.e. the fact that such action constitutes a breach of a covenant is within the knowledge of Iris at the time of such breach), and (ii) any Iris Excluded Liability Matters.

SECTION 9.03.   Indemnification by Parent.  From and after the Effective Time, Parent (the “Parent Indemnifying Party”) hereby agrees to indemnify and hold the Iris Stockholders and their officers, directors, employees, agents, successors and assigns (each, an “Iris Indemnified Party”) harmless for and against any and all Losses suffered or incurred by any such Iris Indemnified Party arising out of or resulting from:  (i) (i) the breach of (A) any representation or warranty made by Greyhound contained in this Agreement or (B) any covenant made by Greyhound contained in this Agreement other than any such breach of a covenant that is material, intentional and knowing (i.e. the fact that such action constitutes a breach of a covenant is within the knowledge of Greyhound at the time of such breach), and (ii) Parent Excluded Liability Matters.

SECTION 9.04.   Indemnification Procedures.  (a)  No claim may be asserted nor may any Action be commenced against any Indemnifying Party, unless written notice of such claim or action is received by Parent, in the case of a claim or action in which indemnification may be sought from the Parent, and the Iris Stockholder Representative, in the case of a claim or action in which indemnification may be sought from the Iris Indemnifying Parties, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b)           Pursuant to the terms of the Escrow Agreement, the Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties against the Iris Minority Holders for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII.

(c)           Notwithstanding anything to the contrary contained in this Agreement:  (i) the Iris Indemnifying Parties shall not be liable for any claim for indemnification pursuant to Section 9.02(i) and the Parent Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.03(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered pursuant to Section 9.02(i) or Section 9.03(i), as applicable, equals or exceeds $1,750,000, after which such Indemnifying Party shall be liable only for those Losses in excess of $1,750,000; (ii) the maximum amount of indemnifiable Losses which may be recovered from the Iris Indemnifying Parties arising out of or resulting from the causes set forth in Section 9.02(i), and the maximum amount of indemnifiable Losses which may be recovered from the Parent Indemnifying Party arising out of or resulting from the causes set forth in or Section 9.03(i), shall each be an amount equal to the Cap Amount; (iii) no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; and (iv) no Iris Indemnifying Party shall have any liability under any provision of this Agreement or as a result of the Transactions in excess of such Iris Indemnifying Party’s pro rata portion of the Aggregate Iris Merger Consideration (and in the form thereof, whether cash or Parent equity) plus, in the case of GGC, the amount of any Transaction Fees paid to GGC Administration, LLC or its Affiliates and in the case of Cerberus, the amount of any Transaction Fees paid to Cerberus Partners, L.P. or its Affiliates.

(d)           Any indemnification of the Parent Indemnified Parties pursuant to Section 9.02(i) with respect to the first $5,000,000 of payments pursuant thereto shall be effected by cancellation (based on identical proportions of Parent Preferred Stock and Parent Common Stock to the proportions in which such shares were issued to the applicable Iris Indemnifying Party as part of the merger consideration, and at the Parent Common Stock Value or Parent Preferred Stock Value, as applicable) of a portion of the shares of Parent Capital Stock issued to the Iris Indemnifying Parties.  Any indemnification of the Iris Indemnified Parties pursuant to Section 9.03(i) with respect to the first $5,000,000 of payments pursuant thereto shall be effected by delivery (based on identical proportions of Parent Common Stock and Parent Preferred Stock in which such shares were issued to the applicable Iris Indemnified Party as part of the merger consideration, and at the Parent Common Base Amount or Parent Preferred Base Amount, as applicable) of additional Parent Capital Stock.  Any other indemnification of the Iris Indemnified Parties, and any other indemnification of the Parent Indemnified Parties, shall be effected in cash; provided, however, that any such indemnification of the Parent Indemnified Parties shall be effected in the manner set forth in the first sentence of this Section 9.04(d) (disregarding the $5,000,000 cap therein) with respect to (i) any Iris Indemnifying Party that has no further obligation to make cash payments pursuant to the parenthetical set forth in Section 9.04(c)(iv) (but which still has remaining capacity pursuant to such parenthetical to effect payments by means of the cancellation of stock) and (ii) GGC and/or Cerberus, as applicable, to the extent that GGC or Cerberus, as applicable, has remaining capacity pursuant to such parenthetical to effect payments by means of the cancellation of stock but has no capacity to effect payment in the form of cash (ignoring, solely for the purpose of this clause (ii), the GGC or Cerberus-related Transaction Fees, as the case may be) (it being understood, for avoidance of doubt, that neither GGC nor Cerberus shall have any cash indemnification obligation arising out of the inclusion of Transaction Fees in the limitation set forth in Section 9.04(c)(iv) unless and until all of the Parent Capital Stock issued to GGC or Cerberus, as applicable, shall have been cancelled in respect of its indemnification obligations hereunder).

(e)            For all purposes of this Article IX, “Losses” shall be adjusted for, and net of (i) any insurance or other recoveries actually paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (net of the amount of any premium increases and recovery costs from any amounts recovered by the Indemnified Party or its Affiliates for purposes of adjustment to the amount of any Losses) and (ii) any Tax benefit realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses.

SECTION 9.05.   Notice of Loss; Third Party Claims.  (a)  An Iris Indemnified Party shall give Parent and a Parent Indemnified Party shall give the Iris Stockholder Representative notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, promptly following such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the applicable Indemnifying Party from any of their obligations under this Article IX except to the extent that such failure results in a detriment to the applicable Indemnifying Party.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party, if an Iris Indemnified Party, shall give Parent, and if a Parent Indemnified Party, shall give Stockholder Representative, notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the applicable Indemnifying Party from any of their obligations under this Article IX except to the extent that such failure results in a detriment to applicable Indemnifying Party.  Parent shall control the defense of any Third Party Claim against it, and shall be entitled to assume and control the defense of any Third Party Claim against another Indemnified Party at Parent’s expense and through counsel of its choice if it gives notice of its intention to do so to the Iris Stockholder Representative within 15 days of the receipt of notice of such Third Party Claim.  If Parent elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party shall cooperate with Parent in such defense and make available to Parent, at such Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If Parent elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless Parent consents in writing to such payment or unless Parent withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the applicable Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  Parent shall have the right in its sole discretion to settle, any such Third Party Claim so long as such settlement includes an unconditional release of the Indemnified Parties; provided, however, that except with the prior written consent of the Iris Stockholder Representative, no settlement of any such Third Party Claim shall be solely determinative of the amount of Losses relating to such matter.

SECTION 9.06.   Remedies.  The Parties acknowledge and agree that following the Closing, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Greyhound Stockholders and Iris Stockholders for any breach of the representations and warranties in this Agreement and for any failure to perform and comply with any covenants and agreements in this Agreement or in any way relating to the Transactions (whether based on breach of contract, tort or any other legal theory); provided, however, that nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any claim or Action to the extent that the same shall have been the result of intentional or knowing fraud or intentional misrepresentation by any such person.

SECTION 9.07.   Iris Stockholder Representative.  (a)  Each of the Iris Stockholders (by virtue of their adoption of this Agreement and/or acceptance of its portion of the Aggregate Iris Merger Consideration) hereby appoints CCG Investment Fund, L.P. and Cerberus Institutional Partners, L.P. as its agent and attorney-in-fact, as the Iris Stockholder Representative for and on behalf of the Iris Stockholders to give and receive notices and communications, to authorize payment to Parent Indemnified Parties from the Escrow Account in satisfaction of claims by any Parent Indemnified Party, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Iris Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement.  Such agency may be changed by the Iris Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Iris Stockholder Representative may not be removed unless each of the Iris Indemnifying Parties consent.  The Iris Stockholder Representative may resign upon thirty (30) days prior written notice to Parent and the Iris Stockholders.  A vacancy in the position of the Iris Stockholder Representative may be filled by the holders of a majority in interest of the shares of Parent Capital Stock held by the Iris Indemnifying Parties.  No bond shall be required of the Iris Stockholder Representative, and the Iris Stockholder Representative shall not receive any compensation for its services.  Notices or communications to or from the Iris Stockholder Representative shall constitute notice to or from the Iris Stockholders.  Any action taken by the Stockholder Representative hereunder shall require the joint written consent of each of CCG Investment Fund, L.P. and Cerberus Institutional Partners, L.P., and references to the Stockholder Representative herein shall be construed accordingly.

(b)           In connection with this Agreement, the Escrow Agreement, and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Iris Stockholder Representative hereunder (i) the Iris Stockholder Representative shall incur no responsibility whatsoever to any Iris Stockholders by reason of any error in judgment or other act or omission performed or omitted hereunder, or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Iris Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Iris Stockholder Representative pursuant to such advice shall in no event subject the Iris Stockholder Representative to liability of any Iris Stockholder.  Each Iris Indemnifying Party shall indemnify and reimburse, pro rata based upon such Iris Indemnifying Party’s Pro Rata Portion, the Iris Stockholder Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any act or omission of the Iris Stockholder Representative hereunder or under the Escrow Agreement.  The foregoing indemnification shall not apply only in the event of any action or proceeding which finally adjudicates the liability of the Iris Stockholder Representative hereunder for its willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Iris

Stockholder Representative to the Iris Indemnifying Parties, each Iris Indemnifying Party shall promptly deliver to the Iris Stockholder Representative full payment of its ratable share of the amount of such deficiency based upon such Iris Indemnifying Party’s Pro Rata Portion.  All of the indemnities, immunities and powers granted to the Iris Stockholder Representative under this Agreement shall survive the Effective Time and /or any termination of this Agreement.

(c)           A decision, act, consent or instruction of the Iris Stockholder Representative, shall constitute a decision of the Iris Stockholders and shall be final, binding and conclusive upon the Iris Stockholders; and the Escrow Agent and the Parties may rely upon any such decision, act, consent or instruction of the Iris Stockholder Representative as being the decision, act, consent or instruction of the Iris Stockholders.  The Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Iris Stockholder Representative.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01.   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be effective when delivered in person, when sent by telecopier (confirmed received) or five days after sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to Greyhound:

GXS Holdings, Inc.
100 Edison Park Drive
Gaithersburg, MD 20878
Attention:  General Counsel
Facsimile:  (301) 340-5840

with a copy to:

Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Attention: Michael J. Kennedy and Steve L. Camahort
Facsimile No.: (415) 616-1199

if to Iris:

Inovis International, Inc.
11720 AmberPark Drive, Suite 400
Alpharetta, GA 30009
Attention:  Sean Feeney
Facsimile No.: (404) 467-3730

with a copy to:

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention:  Gary M. Holihan P.C. and Jeremy M. Veit
Facsimile No.:  (415) 439-1500

if to Parent, Iris Merger Sub or Greyhound Merger Sub (prior to Closing):

Inovis International, Inc.
11720 AmberPark Drive, Suite 400
Alpharetta, GA 30009
Attention:  Sean Feeney
Facsimile No.: (404) 467-3730

with copies to:

GXS Holdings, Inc.
100 Edison Park Drive
Gaithersburg, MD 20878
Attention:  General Counsel
Facsimile:  (301) 340-5840

Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Attention: Michael J. Kennedy and Steve L. Camahort
Facsimile No.: (415) 616-1199
And

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention:  Gary M. Holihan P.C. and Jeremy M. Veit
Facsimile No.:  (415) 439-1500

And, following Closing:

GXS Holdings, Inc.
100 Edison Park Drive
Gaithersburg, MD 20878
Attention:  General Counsel
Facsimile:  (301) 340-5840

With a copy to:

Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Attention: Michael J. Kennedy and Steve L. Camahort
Telephone No.: (415) 616-1100
Facsimile No.: (415) 616-1199

if to the Iris Stockholder Representative:

CCG Investment Fund, L.P.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention:  Prescott Ashe
Facsimile:  (415) 983-2701

and

Cerberus Institutional Partners, L.P.
299 Park Ave, 23rd Floor
New York, NY 10171
Fax: 646-885-3012
Attention:  Paul Lusardi

with a copy to:

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention:  Gary M. Holihan P.C. and Jeremy M. Veit
Facsimile No.:  (415) 439-1500

and

Schulte Roth & Zabel
919 Third Avenue
New York, NY 10022
Attention:  Robert Loper
Facsimile:  (212) 593-5955

SECTION 10.02.   Certain Definitions.  (a)  For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Iris Merger Consideration” means the sum of (i) Aggregate Iris Cash Merger Consideration, (ii) Aggregate Iris Common Consideration, and (iii) Aggregate Iris Preferred Consideration.

“Aggregate Iris Cash Merger Consideration” means $79,200,000 minus the Iris Option Payment Amount, plus the amount of any Reinvestment Proceeds, as adjusted pursuant to Section 2.06.

“Aggregate Iris Common Consideration” means that number of shares of Parent Common Stock equal to the quotient of (i) the product of (A) the Iris Common Percentage multiplied by (B) the sum of the number of shares of Parent Common Stock issued to the Greyhound Stockholders pursuant to Article II and the number of shares of the Parent Common Stock issuable upon outstanding options, warrants and other rights exercisable therefor (excluding the Greyhound Substitute SAR) divided by (ii) the amount by which 1 exceeds the Iris Common Percentage.

“Aggregate Iris Preferred Consideration” means that number of shares of Parent Preferred Stock equal to the quotient of (i) the product of (A) the Iris Preferred Percentage multiplied by (B) the sum of the number of shares of Parent Preferred Stock issued to the Greyhound Stockholders pursuant to Article II and the number of shares of the Parent Preferred Stock issuable upon outstanding options, warrants and other rights exercisable therefor (excluding the Greyhound Substitute SAR) divided by (ii) the amount by which 1 exceeds the Iris Preferred Percentage.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in San Francisco, California are required or authorized by Law to be closed.

“Cap Amount” means $15,800,000.

“Cash” means all cash (excluding restricted cash and net of issued but uncleared checks and drafts) and cash equivalents, in each case determined in accordance with GAAP.

“Cerberus” means either or both of Cerberus Institutional Partners, L.P. and/or Cerberus Institutional Partners (America), L.P., as the context may require.

“Certificate of Designation” means the certificate of designation, preferences, and rights of the Parent Preferred Stock in the form set forth as Exhibit E.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means as in existence and in effect on or prior to the Effective Time any United States federal, state or local or non United States laws relating to:  (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, occupational health and safety or natural resources.

“Escrow Amount” means an amount equal to the Indemnity Escrow Amount plus the Working Capital Escrow Amount.

“Financing” means debt financing in an aggregate amount at least equal to $750,000,000 pursuant to (i) the proposal letters dated as of December 2, 2009 from Barclays Capital Inc. to Greyhound (copies of which have been provided to Iris) or (ii) if such financing is not available, any such alternative financing as Greyhound, in its sole discretion, shall pursue.

“GE PIK Notes” means those certain 14.20% Senior Subordinated Notes due 2017 issued pursuant to that certain Purchase Agreement dated as of October 5, 2007 between Greyhound and General Electric Capital Corporation.

“GGC” means any, some or all of CCG Investment Fund, L.P., CCG Associates – QP, LLC, CCG Investment Fund-AI, LP, CCG AV, LLC – Series A, CCG AV, LLC – Series C and/or CCG CI, LLC, as the context may require.

“Greyhound Capital Stock” means the Greyhound Common Stock, Greyhound Series A Preferred Stock and the Greyhound Series B Preferred Stock.

“Greyhound Commercially Available Software” means commercially available software that (i) is not incorporated into any Greyhound Product, (ii) has not been customized or modified for Greyhound or any Greyhound Subsidiary, and (iii) is subject to an agreement containing standard terms and conditions that were not negotiated by Greyhound or any Greyhound Subsidiary.

“Greyhound Common Stock” means the common stock of Greyhound, par value $0.01 per share.

“Greyhound Material Adverse Effect” means any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of Greyhound and the Greyhound Subsidiaries taken as a whole or (ii) the ability of Greyhound to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic conditions or changes in financial or securities markets in general, (B) general changes in the industries in which Greyhound and the Greyhound Subsidiaries operate, (C) any change or prospective change in any Law, (D) any interpretation thereof, any change in GAAP, or any interpretation thereof, (E) the execution of this Agreement or the announcement thereof or (F) changes caused by acts of terrorism or war (whether or not declared) or other calamity, crisis or geopolitical event occurring after the date of this Agreement, provided, however, in the case of each of clauses (A), (B), (C), (D) and (F), except those changes that adversely affect Greyhound and the Greyhound Subsidiaries to a greater extent than they affect other entities operating in the industries in which Greyhound and the Greyhound Subsidiaries operate.

“Greyhound Option Exchange Ratio” means the Greyhound Common Merger Consideration.

“Greyhound Products” means all products, software or service offerings (i) that are currently operated, sold, licensed, distributed or otherwise provided by Greyhound or any Greyhound Subsidiary or (ii) that were previously operated, sold, licensed, distributed or otherwise provided by Greyhound or any Greyhound Subsidiary for which Greyhound or any Greyhound Subsidiary has any current maintenance, support or other material obligation.

“Greyhound SAR Common Exchange Ratio” means the Greyhound Common Merger Consideration.

“Greyhound SAR Preferred Exchange Ratio” means the Greyhound Series B Preferred Merger Consideration.

“Greyhound Series A Preferred Stock” means the Series A preferred stock of Greyhound, par value $0.01 per share.

“Greyhound Series B Preferred Stock” means the Series B participating preferred stock of Greyhound, par value $0.01 per share.

“Hazardous Substances” means:  (i) those substances as to which liability or standards of conduct may be imposed under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law because of its hazardous or deleterious properties or characteristics.

“Indebtedness” as applied to any person means (without duplication) (a) all indebtedness of such person for borrowed money or indebtedness issued or incurred in substitution or exchange for or to refinance any such indebtedness for borrowed money, (b) all indebtedness of such person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property)

other than equipment leases entered into in the ordinary course of business, (d) all indebtedness of such person for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business) or secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien other than equipment leases entered into in the ordinary course of business, (e) any liability of such person in respect of banker’s acceptances or unreimbursed letters of credit or similar facilities (excluding, for avoidance of doubt, any outstanding but undrawn letters of credit incurred in the ordinary course of business), (f) any unpaid cash settlement obligations under any interest rate, currency or other hedging agreement or derivative contract, net of any obligations to such person thereunder, (g) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (f) above, (h) all indebtedness referred to in clauses (a) through (f) above which is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (i) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to the indebtedness referred to in clauses (a) through (f) above (other than any portion thereof to be settled in whole or in part by delivery of a portion of the merger consideration specified in Article II hereof), which are required to be paid prior to, on or otherwise in connection with the Closing or the payment of which would become due and payable solely as a result of the Closing.

“Indemnifying Party” means the Iris Indemnifying Parties and Parent Indemnifying Party as the content requires.

“Indemnity Escrow Amount” means an amount equal to the Iris Minority Holders’ Pro Rata Portion of $10,800,000, which amount shall be set forth on the Allocation Schedule.

“Intellectual Property” means:  (i) United States, non-United States and international patents, patent applications and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof; (iii) copyrightable works, copyrights, and registrations and applications for registration thereof; and (iv) confidential and proprietary information, including trade secrets and know-how.

“Iris Capital Stock” means the Iris Class A Stock, the Iris Class B Stock, the Iris Class C Stock and the Iris Class L Stock.

“Iris Class A Cash Merger Consideration” means (a) that portion of the Aggregate Iris Cash Merger Consideration allocated to the Iris Class A Stock as set forth in the Allocation Schedule, divided by (b) the number of shares of Iris Class A Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class A Merger Consideration pursuant to Article II.

“Iris Class A Merger Consideration” means the Iris Class A Cash Consideration and the Iris Class A Share Merger Consideration.

“Iris Class A Share Merger Consideration” means (a) the number of shares of Parent Preferred Stock and Parent Common Stock allocated to the Iris Class A Stock set forth in the Allocation Schedule divided by (b) the number of shares of iris Class A Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class A Merger Consideration pursuant to Article II.

“Iris Class A Stock” means the Class A common stock of Iris, par value $0.00001 per share.

“Iris Class B Cash Merger Consideration” means (a) that portion of the Aggregate Iris Cash Merger Consideration allocated to the Iris Class B Stock as set forth in the Allocation Schedule, divided by (b) the number of shares of Iris Class B Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class B Merger Consideration pursuant to Article II.

“Iris Class B Merger Consideration” means the Iris Class B Cash Consideration and the Iris Class B Share Merger Consideration.

“Iris Class B Share Merger Consideration” means (a) the number of shares of Parent Preferred Stock and Parent Common Stock allocated to the Iris Class B Stock set forth in the Allocation Schedule divided by (b) the number of shares of iris Class B Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class B Merger Consideration pursuant to Article II.

“Iris Class B Stock” means the Class B common stock of Iris, par value $0.00001 per share.

“Iris Class C Cash Merger Consideration” means (a) that portion of the Aggregate Iris Cash Merger Consideration allocated to the Iris Class C Stock as set forth in the Allocation Schedule, divided by (b) the number of shares of Iris Class C Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class C Merger Consideration pursuant to Article II.

“Iris Class C Merger Consideration” means the Iris Class C Cash Consideration and the Iris Class C Share Merger Consideration.

“Iris Class C Share Merger Consideration” means (a) the number of shares of Parent Preferred Stock and Parent Common Stock allocated to the Iris Class C Stock set forth in the Allocation Schedule divided by (b) the number of shares of iris Class C Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class C Merger Consideration pursuant to Article II.

“Iris Class C Stock” means the Class C common stock of Iris, par value $0.00001 per share.

“Iris Class L Cash Merger Consideration” means (a) that portion of the Aggregate Iris Cash Merger Consideration allocated to the Iris Class L Stock as set forth in the Allocation Schedule, divided by (b) the number of shares of Iris Class L Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class L Merger Consideration pursuant to Article II.

“Iris Class L Merger Consideration” means the Iris Class L Cash Consideration and the Iris Class L Share Merger Consideration.

“Iris Class L Share Merger Consideration” means (a) the number of shares of Parent Preferred Stock and Parent Common Stock allocated to the Iris Class L Stock set forth in the Allocation Schedule divided by (b) the number of shares of iris Class L Stock outstanding as of immediately prior to the Iris Merger and entitled to receive the Iris Class L Merger Consideration pursuant to Article II.

“Iris Class L Stock” means the Class L common stock of Iris, par value $0.00001 per share.

“Iris Commercially Available Software” means commercially available software that (i) is not incorporated into any Iris Product, (ii) has not been customized or modified for Iris or any Iris Subsidiary, and (iii) is subject to an agreement containing standard terms and conditions that were not negotiated by Iris or any Iris Subsidiary.

“Iris Excluded Liability Matters” means any Loss suffered or incurred by a Parent Indemnified Party arising out of, or resulting from: (i)  any breach of the Special Representations made by Iris; (ii) any understatement of Net Debt that is not remedied pursuant to Section 2.06; (iii) (A) any bonus, change of control, severance, consulting or similar payment to directors, officers or employees of Iris or any Iris Subsidiary that is made payable as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with subsequent events) pursuant to a contract in existence on or prior to the Closing Date (other than any such contract that is disclosed in the Iris Disclosure Schedule), (B) any payment required to be made to Messrs. Feeney and/or Williams in respect of the arrangement described in items 2(d) and 2(e) of Section 3.08 of the Iris Disclosure Schedule, to the extent such payments exceed $1,000,000 and/or (C) any obligation of Iris or any Iris Subsidiary to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person pursuant to Section 280G of the Code (whether or not disclosed in the Iris Disclosure Schedule); (iv) any inaccuracies in the Allocation Schedule and (v) any material, intentional and knowing breach (i.e. the fact that such action constitutes a breach of a covenant is within the knowledge of Iris at the time of such breach) of any covenant made by Iris contained in this Agreement.

“Iris Material Adverse Effect” means any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of Iris and the Iris Subsidiaries taken as a whole or (ii) the ability of Iris to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic conditions or changes in financial or securities markets in general, (B) general changes in the industries in which Iris and the Iris Subsidiaries operate, (C) any change or prospective change in any Law, (D) any interpretation thereof, any change in GAAP, or any interpretation thereof, (E) the execution of this Agreement or the announcement thereof, (F) any action taken by (or at the written request of) Parent, Greyhound or any of their Affiliates or (G) changes caused by acts of terrorism or war (whether or not declared) or other calamity, crisis or geopolitical event occurring after the date of this Agreement; provided, however, in the case of each of clauses (A), (B), (C), (D) and (F), except those changes that adversely affect Iris and the Iris Subsidiaries to a greater extent than they affect other entities operating in the industries in which Iris and the Iris Subsidiaries operate.

“Iris Minority Holders” means (a) the Iris Stockholders other than the Iris Principal Stockholders and (b) the holders of Iris Stock Options that are cancelled in exchange for a cash payment as contemplated by Section 2.05(b).

“Iris Products” means all products, software or service offerings (i) that are currently operated, sold, licensed, distributed or otherwise provided by Iris or any Iris Subsidiary or (ii) that were previously operated, sold, licensed, distributed or otherwise provided by Iris or any Iris Subsidiary for which Iris or any Iris Subsidiary has any current maintenance, support or other material obligation.

“knowledge of Iris” means the actual knowledge of any executive officer or director of Iris.

“knowledge of Greyhound” means the actual knowledge of any executive officer or director of Greyhound.

“Lien” means any mortgage, pledge, lien, license, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer.

“Net Debt” as applied to any person, means the principal amount of Indebtedness (but does not include, for the avoidance of doubt, any unpaid Expenses, original issue discount in connection with the Financing or accrued but unpaid interest thereon, but does include any associated termination fees or prepayment penalties associated therewith) of such person less the Cash (plus all previously paid Expenses and less any unpaid Transaction Fees) of such person; provided, however, that for purposes of Section 7.01(f), the Net Debt of Greyhound shall exclude (i) the amount (the “Target Financing Raise”), if any, by which the proceeds of the Financing received by Greyhound or one or more of its subsidiaries prior to the Closing exceeds $524,600,000, (ii) the GE PIK Notes as in effect as of the date hereof (including any further accretion thereon) and (iii) the Indebtedness described in Section 10.02 of the Greyhound Disclosure Schedule.

“Parent Common Base Amount” means the value of a share of Parent Common Stock assuming an equity value of Parent equal to $702,231,520, it being understood that the Parent Common Base Amount does not represent an estimate by the Parties of the fair market value of the Parent Common Stock.

“Parent Preferred Base Amount” means the value of a share of Parent Preferred Stock assuming an equity value of Parent equal to $702,231,520, it being understood that the Parent Preferred Base Amount does not represent an estimate by the Parties of the fair market value of the Parent Preferred Stock.

“Parent Excluded Liability Matters” means any Loss suffered or incurred by an Iris Indemnified Party arising out of, or resulting from:  (i) the breach of the Special Representations made by Greyhound; (ii) any Indebtedness of Greyhound or any Greyhound Subsidiary as of immediately prior to the Closing Date not disclosed on the Greyhound Net Debt Certificate; (iii) (A) any bonus, change of control, severance, consulting or similar payment to directors, officers or employees of Greyhound or any Greyhound Subsidiary that is made payable as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with subsequent events) pursuant to a contract in existence on or prior to the Closing Date (other than any such contract that is disclosed in the Greyhound Disclosure Schedule) and/or (B) any obligation of Greyhound or any Greyhound Subsidiary to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person pursuant to Section 280G of the Code (whether or not disclosed in the Greyhound Disclosure Schedule); (iv) any failure of Parent to perform or comply with the agreement set forth in the proviso in the first sentence of Section 8.03(a); and (v) any material, intentional and knowing breach (i.e. the fact that such action constitutes a breach of a covenant is within the knowledge of Greyhound at the time of such breach) of any covenant made by Greyhound contained in this Agreement.

“Parent Preferred Stock” means the Series A preferred stock, par value $0.001 per share, of Parent, having the terms set forth in the Certificate of Designation.

“Permitted Liens” means:  (i) Liens for current taxes and assessments not yet past due; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ Liens arising in the ordinary course of business consistent with past practice; (iv) all matters of record, Liens and other imperfections of title and encumbrances which in the aggregate are not substantial in amount or do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, and (v) zoning, building and other applicable land use restrictions.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Public Software” means any freeware, shareware, open source software (e.g., Linux) or software that is distributed under similar licensing or distribution models.  For the avoidance of doubt, “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto):  (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards Source License (SISSL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Pro Rata Portion” means with respect to each person that is an Iris Indemnifying Party, the quotient of (i) the aggregate amount of the value of the Aggregate Iris Merger Consideration and Iris Option Payment Amount payable to such person with respect to its Iris Capital Stock pursuant to Section 2.02 (based on the Parent Common Base Amount and the Parent Preferred Base Amount) and pursuant to Section 2.05, divided by (ii) the aggregate amounts of the value of the Aggregate Iris Merger Consideration and Iris Option Payment Amount payable to all Iris Indemnifying Parties pursuant to Section 2.02 and Section 2.05, collectively.

“Shareholder Pro Rata Portion” means with respect to each person that is a holder of Iris Capital Stock immediately prior to the Initial Effective Time, the quotient of (i) the aggregate amount of the value of the Aggregate Iris Merger Consideration payable to such person with respect to its Iris Capital Stock pursuant to Section 2.02 (based on the Parent Common Base Amount and the Parent Preferred Base Amount), divided by (ii) the aggregate amount of the value of the Aggregate Iris Merger Consideration payable to all such holders pursuant to Section 2.02.

“subsidiary” or “subsidiaries” of any person means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any person or one or more subsidiaries of that person or a combination thereof.  For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such person or persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Working Capital” means, as of any date, (a) the account receivables (net of allowance) and pre-paid expenses (excluding prepaid debt issuance costs and financing fees) of Iris minus (b) the accounts payable, accrued expenses and deferred revenue of Iris, all determined in accordance with GAAP applied on a basis consistent with the Most Recent Iris Balance Sheet, and as set forth on Schedule 2.06(a).

“Working Capital Escrow Amount” means an amount equal to the Iris Minority Holders’ Pro Rata Portion of $1,600,000, which amount shall be set forth on the Allocation Schedule.

(b)           The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

401(k) Plan	§ 6.04(c)
Action	§ 3.09
Agreement	Preamble
Allocation Schedule	§ 6.14
Alternate Financing	§ 6.13(b)
Blue Sky Laws	§ 3.03(c)
Certificates	§ 2.03(b)
Certificates of Merger	§ 1.02(b)
Closing	§ 1.03
Code	Recitals
Commitment Letter	§ 4.22
Confidentiality Agreement	§ 6.02(b)
Contingent Worker	§ 3.11
Damages	§ 8.03(f)
Designated Directors	§ 6.11
Designated Officers	§ 6.11
DGCL	Recitals
Dissenting Shares	§ 2.07(a)
ECRA	§ 3.05(b)
Effective Time	§ 1.02(b)
ERISA	§ 3.10(a)
Escrow Agent	§ 2.09
Escrow Agreement	§ 2.09
Exchange Agent	§ 2.03(a)

Defined Term	Location of Definition

Exchange Fund	§ 2.03(a)
Expenses	§ 8.03(a)
Final Release Date	§ 2.09
Financing	§ 4.22
GAAP	§ 3.07(a)
Governmental Authority	§ 3.05(b)
Greyhound	Preamble
Greyhound 401(k) Plan	§ 6.04(c)
Greyhound Antitrust Termination Fee	8.03(e)
Greyhound Board	Recitals
Greyhound Board Recommendation	§ 6.02(c)
Greyhound Certificate of Merger	§ 1.02(b)
Greyhound Common Merger Consideration	§ 2.01(a)
Greyhound Common Percentage	Recitals
Greyhound Common Shares	§ 2.01(a)
Greyhound Disclosure Document	§ 6.01(d)
Greyhound Disclosure Schedule	Article IV
Greyhound Financial Statements	§ 4.07(a)
Greyhound Financing Termination Fee	8.03(d)
Greyhound Lease Documents	§ 4.12(b)
Greyhound Licensed Intellectual Property	§ 4.13(c)
Greyhound Merger	Recitals
Greyhound Merger Consideration	§ 2.01(c)
Greyhound Merger Sub	Preamble
Greyhound Net Debt or Convenience Termination Fee	§ 8.03(c)
Greyhound Net Debt Certificate	§ 7.01(f)
Greyhound Owned Intellectual Property	§ 4.13(b)
Greyhound Permits	§ 4.06
Greyhound Plans	§ 4.10(a)
Greyhound Preferred Percentage	Recitals
Greyhound Principal Stockholders	Recitals
Greyhound SAR	§ 2.05(c)
Greyhound Series A Preferred Merger Consideration	§ 2.01(b)
Greyhound Series A Preferred Shares	§ 2.01(b)
Greyhound Series B Preferred Merger Consideration	§ 2.01(c)
Greyhound Series B Preferred Shares	§ 2.01(c)
Greyhound Shares	§ 2.01(c)
Greyhound Stock Awards	§ 4.03(a)
Greyhound Stock Options	§ 2.05(a)
Greyhound Stock Option Plan	§ 2.05(a)
Greyhound Stockholder	§ 2.03(b)
Greyhound Stockholder Approval	§ 4.16(b)
Greyhound Substitute Option	§ 2.05(a)
Greyhound Substitute SAR	§ 2.05(c)

Defined Term	Location of Definition

Greyhound Subsidiary	§ 4.01(a)
Greyhound Support Agreements	Recitals
Greyhound Surviving Corporation	§ 1.02(a)
Greyhound Termination Fee	§ 8.03(e)
Greyhound Written Consent	Recitals
HSR Act	§ 3.05(b)
Initial Effective Time	§ 1.01(b)
Iris	Preamble
Iris 401(k) Plan	§ 6.04(c)
Iris Board	Recitals
Iris Board Recommendation	§ 6.02(b)
Iris Certificate of Merger	§ 1.01(b)
Iris Class A Shares	§ 2.02(a)
Iris Class B Shares	§ 2.02(b)
Iris Class C Shares	§ 2.02(c)
Iris Class L Shares	§ 2.02(d)
Iris Common Percentage	Recitals
Iris Disclosure Document	§ 6.01(b)
Iris Disclosure Schedule	Article III
Iris Financial Statements	§ 3.07(a)
Iris Indemnified Party	§ 9.03
Iris Indemnifying Party	§ 9.02
Iris Lease Documents	§ 3.12(b)
Iris Licensed Intellectual Property	§ 3.13(c)
Iris Merger	Recitals
Iris Merger Consideration	§ 2.02(d)
Iris Merger Sub	Preamble
Iris Net Debt Certificate	§ 7.03(g)
Iris Option Payment Amount	§ 2.05(b)
Iris Owned Intellectual Property	§ 3.13(b)
Iris Permits	§ 3.06
Iris Plans	§ 3.10(a)
Iris Preferred Percentage	Recitals
Iris Principal Stockholders	Recitals
Iris Restricted Stock Award	§ 3.03(a)
Iris Shares	§ 2.02(d)
Iris Stock Awards	§ 3.03(a)
Iris Stock Options	§ 2.05(b)
Iris Stock Option Plans	§ 2.05(b)
Iris Stockholder	§ 2.03(b)
Iris Stockholder Approval	§ 3.16(b)
Iris Stockholder Notice	§ 6.01(a)
Iris Stockholder Representative	Recitals
Iris Subsidiary	§ 3.01(a)

Defined Term	Location of Definition

Iris Support Agreements	Recitals
Iris Surviving Corporation	§ 1.01(a)
Iris Termination Fee	§ 8.03(b)
Iris Written Consent	Recitals
IRS	§ 3.10(a)
Law	§ 3.05(a)
Liability Limitation	§ 8.03(g)
Material Greyhound Contracts	§ 4.17(a)
Material Iris Contracts	§ 3.17(a)
Mergers	Recitals
Most Recent Greyhound Balance Sheet	§ 4.07(a)
Most Recent Iris Balance Sheet	§ 3.07(a)
Multiemployer Plan	§ 3.10(b)
Multiple Employer Plan	§ 3.10(b)
Non-U.S. Greyhound Plan	§ 3.10
Non-U.S. Iris Plan	§ 3.10
Order	§ 7.01(c)
Parent	Preamble
Parent Board	Recitals
Parent Capital Stock	Recitals
Parent Closing Authorized Capital	§ 3.22(b)
Parent Common Stock	Recitals
Parent Indemnified Party	§ 9.02
Parent Indemnifying Party	§ 9.03
Parties or Party	Recitals
Reinvestment Holders	§ 2.05(b)
Reinvestment Proceeds	§ 2.05(b)
Related Parties	§ 8.03(f)
Representatives	§ 6.02(a)
Special Losses	§ 9.01
Special Representations	§ 9.01
Stockholders Agreement	§ 6.12
Support Agreements	Recitals
Surviving Corporations	§ 1.02(a)
Terminating Greyhound Breach	§ 8.01(e)
Terminating Iris Breach	§ 8.01(d)
Termination Fee	§ 8.03(e)
Third Party Claim	§ 9.05(b)
Transaction Fees	§ 8.03(a)
Transactions	Recitals
Working Capital Release Date	§ 2.09

SECTION 10.03.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04.   Entire Agreement; Assignment.  This Agreement and the Support Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.02(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the consent of the other Parties; provided, however, that Greyhound and, following the Closing, Parent and the Surviving Corporations, may assign its rights pursuant to this Agreement, including its rights to indemnification, to any of its financing sources as collateral security without the prior written consent of the other Parties.  Following the Closing, Parent and each of the Surviving Corporations may assign this Agreement and its rights and obligations hereunder in connection with any merger or consolidation involving Parent, the Surviving Corporations or any of their respective subsidiaries or in connection with any sale of stock or assets of Parent, the Surviving Corporations or any of their respective subsidiaries or any other disposition in whole or in part of Parent, the Surviving Corporations or any of their respective subsidiaries.

SECTION 10.05.   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as specifically provided in Section 6.05 and Article IX (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06.   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  The Parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 10.07.   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.08.   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.09.   No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

SECTION 10.10.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

SECTION 10.11.   No Specific Performance.  Each of the Parties hereby acknowledges and agrees that it is not entitled to enforce specifically the terms and provision of this Agreement except to enforce any Party’s rights pursuant to 6.02(b) hereof.

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IN WITNESS WHEREOF, Greyhound, Iris, Parent, Greyhound Merger Sub, Iris Merger Sub and, with respect to Articles II, IX and X only, CCG Investment Fund, L.P. and Cerberus Institutional Partners, L.P., as Iris Stockholder Representative, have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GXS HOLDINGS, INC.

By:	/s/ David R. Golob
Name:	David R. Golob
Title:	Director

INOVIS INTERNATIONAL, INC.

By:	/s/ Sean Feeney
Name:	Sean Feeney
Title:	President and Chief Executive Officer

GRIRIS HOLDING COMPANY, INC.

By:	/s/ Sean Feeney
Name:	Sean Feeney
Title:	President and Chief Executive Officer

GREYHOUND MERGER SUB, INC.

By:	/s/ Sean Feeney
Name:	Sean Feeney
Title:	President and Chief Executive Officer

IRIS MERGER SUB, INC.

By:	/s/ Sean Feeney
Name:	Sean Feeney
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

CCG INVESTMENT FUND, L.P.

By:	/s/ David Dominik
Name:	David Dominik
Title:	Managing Director

CERBERUS INSTITUTIONAL PARTNERS, L.P.

By:	/s/ Seth P. Plattus
Name:	Seth P. Plattus
Title:	Special Managing Director

Schedule I

Iris Principal Stockholders

CCG Investment Fund, L.P.
CCG Associates – QP, LLC
CCG Investment Fund-AI, LP
CCG AV, LLC – Series A
CCG AV, LLC – Series C
CCG CI, LLC
Cerberus Institutional Partners, L.P.
Cerberus Institutional Partners (America), L.P.

Schedule II
Greyhound Principal Stockholders

Global Acquisition Holding Company